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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

TRAVELCENTERS OF AMERICA LLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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TRAVELCENTERS OF AMERICA LLC 24601 Center Ridge Road Westlake, Ohio 44145 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 13, 2010

To the Shareholders of TravelCenters of America LLC:

        Notice is hereby given that the annual meeting of shareholders of TravelCenters of America LLC, a Delaware limited liability company, will be held at 9:30 a.m., local time, on Thursday, May 13, 2010, at 400 Centre Street, Newton, Massachusetts 02458 for the following purposes:

  1.
  To elect the nominee named in our proxy statement to our Board of Directors as the Independent Director in Group III ("proposal 1").

  2.
  To approve an amendment to our limited liability company agreement to change the vote required to elect Directors in uncontested elections to the affirmative vote of a majority of the votes cast ("proposal 2").

  3.
  To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 ("proposal 3").

  4.
  To consider and vote upon such other matters as may properly come before the meeting and at any adjournments or postponements thereof.

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEE FOR INDEPENDENT DIRECTOR IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3.

        We encourage you to contact the firm assisting us in the solicitation of proxies, Innisfree M&A Incorporated, or Innisfree, if you have any questions or need assistance in voting your shares. Banks and brokers may call Innisfree, collect, at (212) 750-5833. Shareholders may call Innisfree, toll free, at (877) 825-8971.

        Shareholders of record on February 21, 2010 are entitled to notice of, and to vote at, the meeting and at any adjournments or postponements thereof.

        Securities and Exchange Commission rules allow us to furnish proxy materials to our shareholders on the internet. You can now access proxy materials and authorize a proxy to vote your shares at www.proxyvote.com. You may also authorize a proxy to vote your shares over the internet or by telephone by following the instructions on that website. In order to vote over the internet or by telephone you must have your shareholder identification number which is set forth in the Notice Regarding the Availability of Proxy Materials being mailed to you. If your shares are held in the name of a brokerage firm, bank, nominee or other institution, you should provide instructions to your broker, bank, nominee or other institution on how to vote your shares.

By Order of the Board of Directors,
Jennifer B. Clark, Secretary

Westlake, Ohio
February 24, 2010

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE READ THE PROXY STATEMENT AND COMPLETE A PROXY FOR YOUR SHARES AS SOON AS POSSIBLE. YOU MAY AUTHORIZE A PROXY TO VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON THE WEBSITE INDICATED IN THE NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS THAT YOU RECEIVED IN THE MAIL. IF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, NOMINEE OR OTHER INSTITUTION, YOU SHOULD PROVIDE INSTRUCTIONS TO YOUR BROKER, BANK, NOMINEE OR OTHER INSTITUTION ON HOW TO VOTE YOUR SHARES. YOU MAY ALSO REQUEST A PAPER PROXY CARD TO SUBMIT YOUR VOTE BY MAIL. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THAT VOTE WILL REVOKE ANY PROXY YOU PREVIOUSLY SUBMITTED. IF YOU HOLD SHARES IN THE NAME OF A BROKERAGE FIRM, BANK, NOMINEE OR OTHER INSTITUTION, YOU MUST PROVIDE A LEGAL PROXY FROM THAT INSTITUTION IN ORDER TO VOTE YOUR SHARES AT THE MEETING. YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

TRAVELCENTERS OF AMERICA LLC
24601 Center Ridge Road
Westlake, Ohio 44145

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF SHAREHOLDERS

To be held at 9:30 a.m. on Thursday, May 13, 2010

at
400 Centre Street
Newton, Massachusetts 02458

 INTRODUCTION

        A notice of the annual meeting of shareholders of TravelCenters of America LLC, a Delaware limited liability company, or the company, is on the preceding page and a form of proxy solicited by our Board of Directors, or our Board, accompanies this proxy statement. This proxy statement and a form of proxy, together with our annual report to shareholders for the year ended December 31, 2009, are first being made available, and a Notice Regarding the Availability of Proxy Materials, or the Notice of Internet Availability, is first being mailed, to shareholders on or about February 24, 2010.

        The annual meeting record date is February 21, 2010. Only shareholders of record on February 21, 2010, are entitled to notice of, and to vote at, the meeting and at any postponement or adjournment thereof. We had 17,269,316 common shares, no par value, outstanding on the record date and entitled to vote at the meeting. Our common shares are listed on the NYSE Amex LLC, or NYSE Amex. The holders of our outstanding common shares are entitled to one vote per common share.

        A quorum of shareholders is required for shareholders to take action at the meeting, except that shareholders entitled to vote at the meeting may adjourn the meeting if less than a quorum is present at the meeting. The presence, in person or by proxy, of holders of a majority of our outstanding shares entitled to vote at the meeting will constitute a quorum. Common shares represented by valid proxies will count for the purpose of determining the presence of a quorum for the meeting. Abstentions and broker non-votes, if any, will be treated as shares present for purposes of determining whether a quorum is present. Failure of a quorum to be present at the meeting will necessitate adjournment of the meeting and will subject us to additional expense. Under our governing documents, the chairperson of the meeting may adjourn the meeting if less than a quorum is present at the meeting.

        The affirmative vote of a majority of our outstanding common shares will be necessary to approve proposal 2 and the affirmative vote of a majority of the votes cast at the meeting on proposal 3 will be necessary to approve proposal 3. If the proposed amendment to our limited liability company agreement described in proposal 2, or the Proposal 2 Amendment, is approved by our shareholders at the meeting, we may make that amendment effective before voting on proposal 1 is concluded, in which case, the affirmative vote of a majority of the votes cast at the meeting on proposal 1 will be necessary to elect the nominee for Independent Director described in proposal 1. If the Proposal 2 Amendment is not effective before voting on proposal 1 is concluded, the affirmative vote of a majority of our outstanding common shares will be necessary to elect the nominee for Independent Director described in proposal 1.

        The individuals named as proxies on a properly completed proxy will vote in accordance with your directions as indicated thereon. If you properly complete your proxy and give no voting instructions, your shares will be voted "FOR" the nominee for Independent Director in proposal 1 and "FOR" proposals 2 and 3.

        Shareholders of record may authorize a proxy to vote their shares over the internet or by telephone in the manner provided on the website indicated in the Notice of Internet Availability they received in the mail, or, if they requested and received paper or email copies of proxy materials, by completing and returning the proxy card, or by attending the meeting and voting in person. Proxies submitted by mail, over the internet or by telephone must be received by 11:59 p.m. eastern daylight time on May 12, 2010.

        Broker non-votes occur in respect of shares held in street name when the broker indicates that voting instructions for a particular matter have not been received from the beneficial owners or other persons entitled to vote those shares and the broker does not have discretionary voting authority to vote those shares on that particular matter. Abstentions and broker non-votes will have the effect of a vote against proposal 2 and will have no effect on the outcome of proposal 3. If the Proposal 2 Amendment is effective prior to the voting on proposal 1 being concluded, abstentions and broker non-votes will have no effect on the outcome of proposal 1. If the Proposal 2 Amendment is not so effective, abstentions and broker non-votes will have the effect of a vote against the nominee for Independent Director in proposal 1. A proxy marked "WITHHOLD" will have the same effect as an abstention.

        The record date for the meeting will apply to any adjournment or postponement of the meeting unless our Board fixes a new record date for the adjourned or postponed meeting. If we adjourn the annual meeting, we will announce the time and place of the adjourned meeting at the original meeting, but we do not intend to deliver another notice of the meeting unless we fix a new record date for the adjourned meeting. At any subsequent reconvening of the annual meeting, all proxies will be voted in the same manner as they would have been at the original convening of the meeting (except for any proxies which have been effectively revoked or withdrawn).

        IMPORTANT: If your shares are held in the name of a brokerage firm, bank, nominee or other institution, you should provide instructions to your broker, bank, nominee or other institution on how to vote your shares. Please contact the person responsible for your account and give instructions for a proxy to be completed for your shares. If you have any questions or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Brokers and Banks Call Collect at (212) 750-5833
Shareholders Call Toll Free at (877) 825-8971

        A shareholder of record who has given a proxy may revoke it any time prior to its exercise by delivering to our Secretary a written revocation or a duly executed proxy bearing a later date, by authorizing a proxy to vote his or her common shares over the internet or by telephone at a later date in the manner provided on the website indicated in the Notice of Internet Availability, or by attending the meeting and voting his or her common shares in person. If a shareholder of record wants to receive a paper or email copy of the proxy card, he or she may request one. Proxies submitted by mail, over the internet or by telephone must be received by 11:59 p.m. eastern daylight time on May 12, 2010. If your shares are held in the name of a brokerage firm, bank, nominee or other institution and you wish to change a prior instruction you gave to your brokerage firm, bank, nominee or other institution to vote your shares, you must follow the brokerage firm's, bank's, nominee's or other institution's instructions for changing your prior voting instructions. In addition, if you hold shares in the name of a brokerage firm, bank, nominee or other institution, you must provide a legal proxy from that institution in order to vote your shares at the meeting.

        Our principal executive offices are located at 24601 Center Ridge Road, Westlake, Ohio 44145.

        Our website address is included in this proxy statement as a textual reference only, and the information in the website is not incorporated by reference into this proxy statement.

Notice Regarding the Availability of Proxy Materials

        From the date of mailing of the Notice of Internet Availability through the conclusion of the meeting, shareholders will be able to access all of the proxy materials on the internet at www.proxyvote.com. The proxy materials will be available free of charge. The Notice of Internet Availability will instruct you as to how you may access and review all of the important information contained in the proxy materials (including our annual report to shareholders) over the internet or through other methods specified at the website designated in the Notice of Internet Availability. The website designated contains instructions as to how to vote over the internet or by telephone. The Notice of Internet Availability also instructs you as to how you may request a paper or email copy of the proxy card. If you received a Notice of Internet Availability and would like to receive printed copies of the proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

PROPOSAL 1
ELECTION OF ONE INDEPENDENT DIRECTOR

        The number of our Directors is currently fixed at five, and our Board is currently divided into three groups, with two Directors in Group I, two Directors in Group II and one Director in Group III. Directors in each group serve for three years and until their successors are duly elected, or until their earlier death, resignation or removal.

        Our current Directors are Patrick F. Donelan in Group III with a term of office expiring at the meeting to which this proxy statement relates, Barry M. Portnoy and Arthur G. Koumantzelis in Group I with a term of office expiring at our 2011 annual meeting of shareholders, and Thomas M. O'Brien and Barbara D. Gilmore in Group II with a term of office expiring at our 2012 annual meeting of shareholders. The term of the Group III Director elected at the meeting will expire at our 2013 annual meeting of shareholders.

        Our Directors are categorized as Independent Directors and Managing Directors. Our Independent Directors are Directors who: are not employees of ours or Reit Management & Research LLC, or RMR, our business management and shared services provider; are not involved in our day to day activities; and qualify as independent under applicable rules of the NYSE Amex and the Securities and Exchange Commission, or SEC. Our Managing Directors are Directors who: are not Independent Directors; and have been employees of ours or RMR or have been involved in our day to day activities for at least one year prior to their election. Our Board is currently composed of three Independent Directors and two Managing Directors. Messrs. Koumantzelis and Donelan and Ms. Gilmore are our Independent Directors, and Messrs. O'Brien and Portnoy are our Managing Directors. Biographical information relating to our Directors and other information relating to our Board appears elsewhere in this proxy statement.

        Our Board has nominated Mr. Donelan for election as the Independent Director in Group III, whose nomination was recommended to our Board by our Nominating and Governance Committee. The term of the Independent Director in Group III elected at the meeting will expire at our 2013 annual meeting of shareholders. The persons named in the accompanying proxy intend to exercise properly executed and delivered proxies "FOR" the election of Mr. Donelan, except to the extent that properly completed proxies indicate that the votes should be cast against Mr. Donelan's election or withheld for Mr. Donelan.

        Mr. Donelan has agreed to serve as the Independent Director in Group III if elected. However, if Mr. Donelan becomes unable or unwilling to accept election to our Board, the proxies will be voted for a substitute nominee designated by our Board. Our Board has no reason to believe that Mr. Donelan will be unable to serve.

        If the Proposal 2 Amendment is approved by our shareholders at the meeting, we may make that amendment effective before voting on proposal 1 is concluded, in which case, the affirmative vote of a majority of the votes cast at the meeting on proposal 1 will be necessary to elect Mr. Donelan as the Independent Director in Group III. If the Proposal 2 Amendment is not effective before voting on proposal 1 is concluded, the affirmative vote of a majority of our outstanding common shares will be necessary to elect Mr. Donelan as the Independent Director in Group III.

        Our Board requests you vote "FOR" the election of Mr. Donelan as the Independent Director in Group III.

 PROPOSAL 2
PROPOSAL TO AMEND OUR LIMITED LIABILITY COMPANY AGREEMENT
TO CHANGE THE VOTE REQUIRED TO ELECT DIRECTORS IN
UNCONTESTED ELECTIONS

        Our Board proposes to amend our limited liability company agreement by adding the following at the end of Section 9.1(b):

  "Notwithstanding anything in this Section 9.1(b), the election of a Managing Director or an Independent Director in an uncontested election (which, for purposes of this Agreement, is an election in which the number of nominees for election equals or is less than the number to be elected at a meeting) shall require the affirmative vote of a Share Plurality."

        In our limited liability company agreement, "Share Plurality" means a majority of our outstanding shares of all classes and series of our shares with voting power, voting together as a single class, that have voted on the matter in question at the conclusion of voting thereon, as prescribed or determined by our Board.

        Recent New York Stock Exchange rules changes prohibit brokers from voting for the election of directors unless they receive specific directions from the beneficial owners of shares held in "street name". Historically, in uncontested elections, many shareholders have not bothered to vote or to instruct their brokers how to vote. This proposed amendment to our limited liability company agreement will allow uncontested elections for Directors to be decided by the majority of shares actually voted, provided a quorum is present at the shareholders meeting. Our Nominating and Governance Committee (composed entirely of Independent Directors) and our entire Board both unanimously determined that this proposed amendment likely will save us additional expenses of soliciting shareholders or of adjourning annual meetings in order to obtain required votes to elect Directors in uncontested elections.

        This proposed amendment will not change the vote required to elect Directors in contested elections. This proposed amendment also will not change your right to vote against, or to withhold your vote from, a nominee for election to our Board in either contested or uncontested elections.

        The affirmative vote of a majority of our outstanding common shares will be necessary to approve proposal 2. If the proposed amendment to our limited liability company agreement is approved by our shareholders at the meeting, we may make that amendment effective before voting on proposal 1 is concluded.

        Our Board requests you vote "FOR" proposal 2.

 PROPOSAL 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        On January 25, 2010, our Audit Committee voted to appoint Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 (our fiscal year being a calendar year). Ernst & Young LLP acted as our independent registered public accounting firm for 2008 and 2009. A representative of Ernst & Young LLP is expected to be present at the meeting, with the opportunity to make a statement if he or she desires to do so. This representative will be available to respond to appropriate questions from shareholders who are present at the meeting. Proposal 3 is non-binding. If the appointment is not ratified, our Audit Committee will consider whether it is appropriate to appoint another independent registered public accounting firm. If the appointment is ratified, our Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time if it determines that such a change would be advisable.

        The fees for services provided by Ernst & Young LLP to us for the last two fiscal years were as follows:

	2008	2009
Audit fees	$877,137	$1,074,351
Audit related fees	—	—
Tax fees	25,000	25,000
All other fees	—	—

Total fees	$902,137	$1,099,351

        Our Audit Committee has established policies and procedures which are intended to control the services provided by our independent registered public accounting firm and to monitor their continuing independence. Under these policies, no services may be undertaken by our independent registered public accounting firm unless the engagement is specifically approved by our Audit Committee or the services are included within a category which has been pre-approved by our Audit Committee. The maximum charge for services is established by our Audit Committee when the specific engagement or the category of services is approved or pre-approved. In certain circumstances, our management is required to notify our Audit Committee when pre-approved services are undertaken and the Committee or its Chair may approve amendments or modifications to the engagement or the maximum fees. Our Director of Internal Audit is responsible to report to our Audit Committee regarding compliance with these policies and procedures.

        Our Audit Committee will not approve engagements of our independent registered public accounting firm to perform non-audit services for us if doing so will cause our independent registered public accounting firm to cease to be independent within the meaning of applicable SEC or NYSE Amex rules. In other circumstances, our Audit Committee considers, among other things, whether our independent registered public accounting firm is able to provide the required services in a more or less effective and efficient manner than other available service providers and whether the services are consistent with the Public Company Accounting Oversight Board Rules.

        All services for which we engaged our independent registered public accounting firm in 2008 and 2009 were approved by our Audit Committee. The total fees for audit and non-audit services provided by Ernst & Young LLP in 2008 and 2009 are set forth above. The tax fees charged by Ernst & Young LLP during 2008 and 2009 were for tax compliance services related to our income tax returns for the fiscal years ended December 31, 2007 and 2008, respectively. Our Audit Committee approved the engagement of Ernst & Young LLP to provide these non-audit services because it determined that Ernst & Young LLP's providing these services would not compromise its independence and that its familiarity with our record keeping and accounting systems would permit it to provide these services with equal or higher quality, more quickly and at a lower cost than we could obtain these services from other providers.

        The affirmative vote of a majority of the votes cast at the meeting on proposal 3 will be necessary for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

        Our Board requests you vote "FOR" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

 SOLICITATION OF PROXIES

        Proxies may be solicited, without additional compensation, by our Directors, officers and employees and by RMR and its directors, officers and employees by mail, telephone or other electronic means or in person. We are paying the costs of this solicitation, including the preparation, printing, mailing and website hosting of proxy materials. We will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of our common shares and to obtain their voting instructions. We will reimburse those firms for their expenses. In addition, we have retained Innisfree M&A Incorporated, or Innisfree, to assist in the solicitation of proxies for a fee of $15,000 plus reimbursement for out of pocket expenses. We have agreed to indemnify Innisfree against certain liabilities arising out of our agreement with Innisfree.

 DIRECTORS AND EXECUTIVE OFFICERS

        The following are the ages and recent principal occupations, as of February 21, 2010, of our nominees, Directors and executive officers. Unless otherwise specified, the business address of our nominees, Directors and executive officers is c/o TravelCenters of America LLC, 24601 Center Ridge Road, Westlake, Ohio 44145.

Independent Director Nominee for a Term Expiring in 2013

PATRICK F. DONELAN, Age: 67

Mr. Donelan has been one of our Independent Directors since January 2007. Mr. Donelan has been principally a private investor since December 2003. Mr. Donelan was the Non-Executive Chairman and member of the advisory board from December 2002 until December 2003, and was Chairman and Chief Executive Officer from July 2001 through December 2002, of eSecLending (Europe) Ltd, a London based privately owned company in the business of managing securities lending programs for institutional owners of publicly owned securities. Prior to its acquisition by Dresdner Bank in 1995, Mr. Donelan was Chairman of Kleinwort Benson (North America) Inc., the U.S. based subsidiary of Kleinwort Benson Limited, a United Kingdom based bank. At the time of his retirement in 2001, he was a Managing Director at Dresdner Kleinwort Wasserstein, a U.K. subsidiary of Dresdner Bank of Germany. Mr. Donelan has been an Independent Trustee of HRPT Properties Trust, or HRP, since 1998. Mr. Donelan is an Independent Director in Group III and, if elected at the meeting, his term expires at our 2013 annual meeting of shareholders.

Managing Directors Continuing in Office

THOMAS M. O'BRIEN, Age: 43

Mr. O'Brien has been one of our Managing Directors since October 2006 and our President and Chief Executive Officer since February 2007. Mr. O'Brien has been an Executive Vice President of RMR since September 2008, was a Senior Vice President of RMR prior to that time since 2006 and was a Vice President of RMR prior to that time since 1996. Since April 2007, Mr. O'Brien has been a director of the National Association of Truck Stop Operators, a not for profit trade association engaged in activities intended to support the travel center industry. Since July 2007, Mr. O'Brien has been a director of VirnetX Holding Corporation, a publicly traded company engaged in developing communications technologies. Mr. O'Brien was the President and a director of RMR Advisors, Inc., or RMR Advisors, an SEC registered investment advisor, from 2002 until May 2007 and President of RMR Real Estate Fund, RMR Hospitality and Real Estate Fund, RMR F.I.R.E. Fund, RMR Preferred Dividend Fund, RMR Asia Pacific Real Estate Fund and RMR Asia Real Estate Fund since their respective formations beginning in 2002 until May 2007. From 2002 through 2003, Mr. O'Brien was Executive Vice President of Hospitality Properties Trust, or HPT, where he had previously served as Treasurer and Chief Financial Officer since 1996. Mr. O'Brien is a Managing Director in Group II and his term expires at our 2012 annual meeting of shareholders.

BARRY M. PORTNOY, Age: 64

Mr. Portnoy has been one of our Managing Directors since October 2006. Mr. Portnoy has been a Managing Trustee of HRP, HPT, Senior Housing Properties Trust, or SNH, and Government Properties Income Trust, or GOV, since 1986, 1995, 1999 and 2009, respectively. He has been a Managing Director of Five Star Quality Care, Inc., or Five Star, since 2001. Mr. Portnoy is the majority owner of RMR and of RMR Advisors. Mr. Portnoy has been the Chairman of RMR since 1986, and a director and Vice President of RMR Advisors since 2002. Mr. Portnoy was a Managing Trustee and portfolio manager of RMR Real Estate Fund, RMR Hospitality and Real Estate Fund, RMR F.I.R.E. Fund, RMR Preferred Dividend Fund and RMR Dividend Capture Fund since their respective formations beginning in 2002 until they were merged into RMR Real Estate Income Fund in June 2009, of which he currently serves as a Managing Trustee and as a portfolio manager. Mr. Portnoy was also a Managing Trustee of Old RMR Asia Pacific Real Estate Fund (formerly named RMR Asia Pacific Real Estate Fund) and RMR Asia Real Estate Fund since their respective formations beginning in 2006 until they were merged into RMR Asia Pacific Real Estate Fund in June 2009, of which he currently serves as a Managing Trustee. He was also a Managing Trustee of RMR Funds Series Trust until its dissolution in 2009.(1) Mr. Portnoy is a Managing Director in Group I and his term expires at our 2011 annual meeting of shareholders.

Independent Directors Continuing in Office

BARBARA D. GILMORE, Age: 59

Ms. Gilmore has been one of our Independent Directors since January 2007. Ms. Gilmore has served as a clerk to Judge Joel B. Rosenthal of the United States Bankruptcy Court, Central Division of the District of Massachusetts, since 2001. Ms. Gilmore was a partner of the law firm of Sullivan & Worcester LLP from 1993 to 2000. Ms. Gilmore has been an Independent Director of Five Star since 2004 and an Independent Trustee of GOV since 2009. Ms. Gilmore is an Independent Director in Group II and her term expires at our 2012 annual meeting of shareholders.

ARTHUR G. KOUMANTZELIS, Age: 79

Mr. Koumantzelis has been one of our Independent Directors since January 2007. Mr. Koumantzelis has been principally a private investor since 2007. Mr. Koumantzelis was the President and Chief Executive Officer of Gainesborough Investments LLC, a private investment company, from 1998 until his retirement from that position in 2007. Mr. Koumantzelis has been an Independent Director of Five Star since 2001. Mr. Koumantzelis has been an Independent Trustee of RMR Real Estate Fund, RMR Hospitality and Real Estate Fund, RMR F.I.R.E. Fund, RMR Preferred Dividend Fund and RMR Dividend Capture Fund since shortly after their respective formations beginning in 2002 until they were merged into RMR Real Estate Income Fund in June 2009, of which he currently serves as an Independent Trustee. Mr. Koumantzelis was also an Independent Trustee of Old RMR Asia Pacific Real Estate Fund (formerly named RMR Asia Pacific Real Estate Fund) and RMR Asia Real Estate Fund since shortly after their respective formations beginning in 2006 until they were merged into RMR Asia Pacific Real Estate Fund in June 2009, of which he currently serves as an Independent Trustee. He was also an Independent Trustee of RMR Funds Series Trust until its dissolution in 2009. Mr. Koumantzelis was an Independent Trustee of SNH from 1999 until his resignation in October 2003 and was an Independent Trustee of HPT from 1995 until his resignation in January 2007 prior to our spin off from HPT. Mr. Koumantzelis was formerly the Chief Financial Officer of Cumberland Farms, Inc., a company engaged in the convenience store business and the sale of petroleum products principally under the name "Gulf Oil" and related trademarks. Mr. Koumantzelis is an Independent Director in Group I and his term expires at our 2011 annual meeting of shareholders.

Executive Officers

THOMAS M. O'BRIEN

Mr. O'Brien has been our President and Chief Executive Officer since February 2007, in addition to being one of our Managing Directors and having other experience as described above.

(1)
RMR Real Estate Fund, RMR Hospitality and Real Estate Fund, RMR F.I.R.E. Fund, RMR Preferred Dividend Fund, RMR Dividend Capture Fund, Old RMR Asia Pacific Real Estate Fund, RMR Asia Real Estate Fund, RMR Funds Series Trust, RMR Real Estate Income Fund and RMR Asia Pacific Real Estate Fund are collectively referred to herein as the "RMR Funds".

ANDREW J. REBHOLZ, Age: 44

Mr. Rebholz has been our Executive Vice President, Chief Financial Officer and Treasurer since November 2007. Mr. Rebholz has been a Senior Vice President of RMR since November 2007. Previously, Mr. Rebholz served as our Senior Vice President and Controller since January 2007. Prior to that time, he served as Vice President and Controller of TravelCenters of America, Inc., our predecessor, since 2002, and as Corporate Controller of our predecessor prior to that since 1997.

MICHAEL J. LOMBARDI, Age: 58

Mr. Lombardi has been our Executive Vice President since January 2007. Mr. Lombardi served our predecessor in this capacity since January 2007 and previously as Senior Vice President of Sales since June 2006. Prior to joining our predecessor, Mr. Lombardi was employed for seven years in senior positions in the global marketing and customer service divisions of Ford Motor Company and 13 years in the retail marketing division of British Petroleum plc.

ARA A. BAGDASARIAN, Age: 53

Mr. Bagdasarian has been our Executive Vice President since January 2010. Previously, Mr. Bagdasarian served us and our predecessor as our Senior Vice President, Shop Marketing, since January 2007. Prior to that time, Mr. Bagdasarian served our predecessor as Vice President, Retail since 2003 and held positions in marketing and operations with our predecessor since 1987.

BARRY A. RICHARDS, Age: 57

Mr. Richards has been our Executive Vice President since January 2010. Previously, Mr. Richards served as our Senior Vice President, Food, since March 2008 and prior to that as Vice President, Restaurants since September 2007. Prior to that time, Mr. Richards served us and our predecessor as a Regional Vice President since January 2007. Prior to that, Mr. Richards served our predecessor as a District Manager since 2001.

MARK R. YOUNG, Age: 47

Mr. Young has been our Executive Vice President and General Counsel since August 2007. Previously, Mr. Young served as Vice President of Leasing and Associate General Counsel of RMR from November 2006 to July 2007. Prior to that time, he served as Assistant Vice President and Associate General Counsel of RMR since November 2001.

        Each of our executive officers is elected by, and serves at the discretion of, our Board. Each of our executive officers generally devotes substantially all his business time to our affairs, although Messrs. O'Brien and Rebholz may from time to time devote some of their business time to RMR.

        RMR, RMR Advisors, HRP, HPT, SNH, Five Star, GOV and each of the RMR Funds may be considered to be affiliates of us. RMR is a privately owned company that provides management services to public and private companies, including us, HRP, HPT, SNH, Five Star and GOV. HRP is a publicly traded real estate investment trust, or REIT, that primarily owns office buildings and industrial properties. HPT is a publicly traded REIT that primarily owns hotels and travel centers. SNH is a publicly traded REIT that primarily owns senior living properties and medical office buildings. Five Star is a publicly traded real estate based operating company in the healthcare and senior living services business. GOV is a publicly traded REIT that primarily invests in properties that are majority leased to government tenants. Each of the RMR Funds, except for RMR Funds Series Trust, is or was a closed-end investment company registered under the Investment Company Act of 1940, as amended, or the 1940 Act. RMR Funds Series Trust was an open-end investment company registered under the 1940 Act prior to its dissolution in 2009.

 BOARD OF DIRECTORS

        Our business is conducted under the general direction of our Board as provided by our limited liability company agreement, our bylaws and the laws of the State of Delaware, the state in which we were organized on October 10, 2006.

        Three of our Directors, Messrs. Koumantzelis and Donelan and Ms. Gilmore, are our Independent Directors within the meaning of our limited liability company agreement and bylaws. Two of our Directors, Messrs. O'Brien and Portnoy, are our Managing Directors.

        Our limited liability company agreement and bylaws require that a majority of our Board be Independent Directors. In determining the status of those Directors who qualify as Independent Directors, each year our Board affirmatively determines whether the Directors have a direct or indirect material relationship with us, including our subsidiaries, other than serving as our Directors. When assessing a Director's relationship with us, our Board considers all relevant facts and circumstances, not merely from the Director's standpoint, but also from that of the persons or organizations with which the Director has an affiliation.

        Our Board has determined that Messrs. Koumantzelis and Donelan and Ms. Gilmore currently qualify as independent directors under applicable NYSE Amex rules and are Independent Directors under our limited liability company agreement and bylaws. In making these determinations, our Board considered each of these three Directors' service in other enterprises and on the boards of other publicly traded companies to which RMR and its affiliates provide management services. Our Board has concluded that none of these Directors possessed or currently possesses any relationship that could impair his or her judgment in connection with his or her duties and responsibilities as a Director or that could otherwise be a direct or indirect material relationship under applicable NYSE Amex standards.

        During 2009, our Board held seven meetings, our Audit Committee held eight meetings, our Compensation Committee held four meetings, and our Nominating and Governance Committee held one meeting. During 2009, each Director attended 75% or more of the total number of meetings of our Board and any committee of which he or she was a member during the time in which he or she served on our Board or such committee. All of our Directors attended last year's annual meeting of shareholders.

        Pursuant to our Governance Guidelines, our Independent Directors meet at least once each year without management. The presiding Director at these meetings is the Chair of our Audit Committee, unless the Independent Directors in attendance select another Independent Director to preside.

        On February 1, 2008, a purported holder of our shares, Alan R. Kahn, filed a purported derivative action in the Delaware Court of Chancery on behalf of us against members of our Board, HPT and RMR. This action alleges that our Directors breached their fiduciary duties in connection with our May 30, 2007, acquisition of Petro Stopping Centers, L.P., which we refer to as the Petro Acquisition, and seeks an award of unspecified damages and reformation of the lease we entered with HPT in connection with the Petro Acquisition, which we refer to as the Petro Lease. This action also appears to allege that RMR and HPT aided and abetted our Directors. Under our limited liability company agreement and agreements with RMR and HPT, we are liable to indemnify our Directors, HPT and RMR for liabilities, costs and expenses incurred by them in connection with this litigation. On May 6, 2008, we moved to dismiss this complaint. On June 20, 2008 the plaintiff filed an amended complaint making additional allegations regarding the members of our Board and withdrawing his request for reformation of the Petro Lease. On July 2, 2008, we moved to dismiss the amended complaint. On October 30, 2008, Mr. Kahn's claims against RMR were voluntarily dismissed. On December 11, 2008, our motion to dismiss the amended complaint was denied and a previously imposed stay of discovery was lifted. On January 21, 2009, HPT sent a letter to the plaintiff demanding arbitration of his claims pursuant the terms of the Petro Lease. We believe that the plaintiff and HPT have agreed to defer the arbitration demand. This case is now in the early stages of discovery. We continue to believe the plaintiff's allegations are without merit.

BOARD COMMITTEES

        We have a standing Audit Committee, Compensation Committee and Nominating and Governance Committee, each of which has a written charter. Each of the above committees is currently comprised of Mr. Koumantzelis, Ms. Gilmore and Mr. Donelan, who are independent under applicable NYSE Amex listing standards and each committee's respective charter, and, in the case of our Audit Committee, the applicable independence requirements of the SEC. Our Audit Committee, Compensation Committee and Nominating and Governance Committee are delegated the powers of our Board necessary to carry out their responsibilities.

        Our Audit Committee was established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The primary function of our Audit Committee is to assist our Board in fulfilling its responsibilities for oversight of: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) our independent registered public accounting firm's qualifications and independence; and (4) the performance of our internal audit function and independent registered public accounting firm. Our Board has determined that Mr. Koumantzelis is our Audit Committee financial expert and is "independent" as defined by the rules of the SEC and the NYSE Amex. Our Board's determination that Mr. Koumantzelis is our Audit Committee financial expert was based on his experience as: (i) a member of the audit committees of other publicly owned companies; (ii) the chief financial officer of a company which was required to file reports with the SEC; and (iii) a certified public accountant who was responsible for auditing companies which filed SEC reports. Under its charter, our Audit Committee has the final authority and responsibility to select our independent registered public accounting firm.

        Our Compensation Committee's primary responsibilities include: (1) reviewing and approving the compensation paid by us to our President and Chief Executive Officer; (2) evaluating the performance of our Director of Internal Audit and determining the compensation paid by us to our Director of Internal Audit; (3) recommending to our Board the cash compensation paid by us to individuals who serve as our executive officers other than our Chief Executive Officer; (4) recommending to our Board the compensation paid to other officers and key employees of ours; (5) reviewing, evaluating and approving our business management and shared services agreement with RMR and payments made under that agreement; and (6) administering and making grants under our equity compensation plan.

        The responsibilities of our Nominating and Governance Committee include: (1) identification of individuals qualified to become members of our Board and recommending to our Board the Director nominees for each annual meeting of shareholders or when Board vacancies occur; (2) development, and recommendation to our Board, of governance guidelines; and (3) evaluation of the performance of our Board.

        The charter of each of our standing committees provides that the committee may form and delegate authority to subcommittees of one or more members when appropriate. Subcommittees are subject to the provisions of the applicable committee's charter.

        Our policy with respect to Board members' attendance at our annual meetings of shareholders can be found in our Governance Guidelines, the full text of which appears at our website at www.tatravelcenters.com. In addition to our Governance Guidelines, copies of the charters of our Audit, Compensation and Nominating and Governance Committees, as well as our Code of Business Conduct and Ethics, may be obtained free of charge at our website, www.tatravelcenters.com, or by writing to our Secretary, TravelCenters of America LLC, 24601 Center Ridge Road, Westlake, OH 44145.

 COMMUNICATIONS WITH DIRECTORS

        Any shareholder or other interested person who desires to communicate with our Independent Directors or any Directors, individually or as a group, may do so by filling out a report at our website (www.tatravelcenters.com), by calling our toll free confidential message system at (800) 758-9705, or by writing to the party for whom the communication is intended, care of our Director of Internal Audit, 400 Centre Street, Newton, MA 02458. Our Director of Internal Audit will then deliver any communication to the appropriate party or parties.

SELECTION OF CANDIDATES FOR DIRECTORS;
SHAREHOLDER RECOMMENDATIONS, NOMINATIONS AND OTHER PROPOSALS

        Our Board has established Governance Guidelines which, together with our limited liability company agreement and bylaws, set forth the qualifications for service on our Board. Our Governance Guidelines may be changed from time to time by our Board upon the recommendation of our Nominating and Governance Committee. Our Board makes nominations of persons to be elected by shareholders as Directors. Our Board also elects Directors to fill Board vacancies which may occur from time to time. In both these circumstances, our Board will act upon recommendations made by our Nominating and Governance Committee.

        In considering candidates to serve as Directors, our Nominating and Governance Committee seeks individuals who have qualities which the Committee believes may be effective in serving our long term best interests. Among the characteristics which the Committee considers are the following: their integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties, likelihood that they will be able to serve on our Board for a sustained period and other matters that our Nominating and Governance Committee deems appropriate. In connection with the selection of nominees for Directors, due consideration is given to our Board's overall balance of diversity of perspectives, backgrounds and experiences. Also, depending on whether the position to be filled is that of an Independent Director or a Managing Director, the qualifications of the candidate to meet the criteria for each such category of Director is considered. In seeking candidates for Directors who have not previously served as our Director, the Nominating and Governance Committee may use the business, professional and personal contacts of its members, it may accept recommendations from other Board members, and, if it considers it appropriate, the Nominating and Governance Committee may engage a professional search firm.

        In 2009, we did not pay any third party to identify or to assist in the evaluation of any candidate for election to our Board. We did not receive any shareholder recommendations or nominations for our Board for the 2010 annual meeting of shareholders, except the nomination made by our Board and recommendation by our Nominating and Governance Committee, each of which includes Board members who are shareholders of record.

        Shareholder recommendations for nominees.    A responsibility of our Nominating and Governance Committee is to consider candidates for election as Directors who are properly recommended by shareholders. To be considered by our Nominating and Governance Committee, a shareholder recommendation for a nominee must be made: (i) by a shareholder who is entitled under our limited liability company agreement and bylaws and applicable state and federal laws to nominate the nominee at the meeting and (ii) by written notice to the Chair of our Nominating and Governance Committee and our Secretary given within the 30 day period ending on the last date on which shareholders may give a timely notice of nomination for such meeting under our limited liability company agreement and bylaws and applicable state and federal laws, which notice must be accompanied by the information and documents with respect to the recommended nominee which the recommending shareholder would have been required to provide in order to nominate such nominee for election at the shareholders meeting in accordance with our limited liability company agreement and bylaws, including those described below, and applicable state and federal laws. Our Nominating and Governance Committee may request additional information about the shareholder recommended nominee or about the shareholder recommending the nominee. Shareholder recommendations which meet the requirements set forth above will be considered using the same criteria as other candidates considered by our Nominating and Governance Committee.

        The preceding paragraph applies only to shareholder recommendations for nominees. A shareholder nomination must be made in accordance with the provisions of our limited liability company agreement and bylaws, including the procedures discussed below.

        Shareholder nominations and other proposals at annual meetings.    Our limited liability company agreement and bylaws require compliance with certain procedures for a shareholder properly to propose a nominee for election to our Board or other business. If a shareholder who is entitled to do so under our limited liability company agreement and bylaws wishes to propose a person for election to our Board or other business, that shareholder must provide a written notice to our Secretary. The shareholder giving notice must: (i) have continuously held at least $2,000 in market value (as determined under our bylaws), or 1%, of our shares entitled to vote at the meeting on the election or the proposal of other business, as the case may be, for at least one year from the date the shareholder gives its advance notice and continuously hold such shares through and including the time of the meeting (including any adjournment or postponement of the meeting); (ii) be a shareholder of record at the time of giving notice through and including the time of the meeting (including any adjournment or postponement of the meeting); (iii) be entitled to make nominations or propose other business and to vote at the meeting on the election or proposal of other business, as the case may be; (iv) be present in person or by proxy at the meeting to answer questions about the nomination or other business, as the case may be; and (v) have complied in all respects with the advance notice provisions for shareholder nominations and proposals of other business set forth in our limited liability company agreement and bylaws.

        The notice must set forth detailed specified information about the nominee and the nominee's affiliates and associates, the shareholder making the nomination and affiliates and associates of that shareholder, and provide to the extent known by the shareholder giving the notice, the name and address of any other shareholder supporting the shareholder's nomination or proposal. With respect to nominations, the notice must state whether the nominee is proposed for nomination as an Independent Director or a Managing Director. In addition, at the same time as or prior to the submission of a shareholder nomination or proposal for consideration at a meeting of our shareholders that, if elected or approved and implemented by us, would cause us to be in breach of any covenant in or in default under any debt instrument or agreement or other material agreement of ours or any subsidiary of ours, the shareholder must submit to our Secretary: (i) evidence satisfactory to our Board of the lender's or contracting party's willingness to waive the breach of covenant or default or (ii) a detailed plan for repayment of the applicable indebtedness or curing the contractual breach or default and satisfying any resulting damage, specifically identifying the actions to be taken or the source of funds, which plan must be satisfactory to our Board in its discretion, and evidence of the availability to us of substitute credit or contractual arrangements similar to the credit or contractual arrangements which are implicated by the shareholder nomination or other proposal that are at least as favorable to us, as determined by our Board in its discretion. Additionally, if: (i) the submission of a shareholder nomination or proposal of other business to be considered at a shareholders meeting could not be considered or, if elected or approved and implemented by us without our or any subsidiary of ours, or the proponent shareholder, the nominee, the holder of proxies or their respective affiliates or associates filing with or otherwise notifying or obtaining the consent, approval or other action of any governmental or regulatory body, or a governmental action; or (ii) such shareholder's ownership of our shares or any solicitation of proxies or votes or holding or exercising proxies by such shareholder, the nominee or their respective affiliates or associates would require governmental action, then, at the same time as the submission of the shareholder nomination or proposal of other business, the proponent shareholder shall submit to us: (x) evidence satisfactory to our Board that any and all governmental action has been given or obtained, including, without limitation, such evidence as our Board may require so that any nominee may be determined to satisfy any suitability or other requirements or (y) if such evidence was not obtainable from a governmental or regulatory body by such time despite the shareholder's diligent and best efforts, a detailed plan for making or obtaining the governmental action prior to the election of the nominee or the implementation of the proposal for other business, which plan must be satisfactory to our Board in its discretion.

        Under our limited liability company agreement and bylaws, in order for a shareholder's notice of nominations for Director or other business to be properly brought before an annual meeting of shareholders, the shareholder must deliver the notice to our Secretary at our principal executive offices not later than 5:00 p.m. (Eastern Time) on the 120th day, and not earlier than 5:00 p.m. (Eastern Time) on the 150th day, prior to the first anniversary of the date of the proxy statement for the preceding year's annual meeting. If the annual meeting is called for a date that is more than 30 days earlier or later than the first anniversary of the date of the preceding year's annual meeting, then a shareholder's notice must be so delivered not later than 5:00 p.m. (Eastern Time) on the tenth day following the earlier of the day on which (i) notice of the date of the annual meeting is mailed or otherwise made available or (ii) public announcement of the date of the annual meeting is first made by us. In addition, no shareholder may give a notice to nominate or propose other business unless the shareholder holds a certificate for all our shares owned by the shareholder during all times described in the first paragraph of this section — Shareholder nominations and other proposals at annual meetings, and a copy of each certificate held by the shareholder must accompany the shareholder's notice. Also, we may request that any shareholder proposing a nominee for election to our Board or other business at a meeting of our shareholders provide us, within three business days of such request, with written verification of the information submitted by the shareholder as well as other information.

        The foregoing description of the procedures for a shareholder to propose a nomination for election to our Board or other business for consideration at an annual meeting is only a summary and is not complete. Copies of our limited liability company agreement and bylaws, including the provisions which concern the requirements for shareholder nominations and proposals, may be obtained by writing to our Secretary at 24601 Center Ridge Road, Westlake, Ohio 44145. Any shareholder considering making a nomination or other proposals should carefully review and comply with those provisions. Under our limited liability company agreement and bylaws, a shareholder is obligated to indemnify us for costs and expenses we incur arising from the shareholder's breach or failure to fully comply with any covenant, condition or provision of the limited liability company agreement or bylaws, including costs and expenses we may incur as a result of the shareholder's failure to comply with the requirements to make nominations and proposals.

        2011 Annual Meeting Deadlines.    Shareholder proposals intended to be presented pursuant to Rule 14a-8 under the Exchange Act at our 2011 annual meeting of shareholders must be received at our principal executive offices on or before October 27, 2010 in order to be considered for inclusion in our proxy statement for our 2011 annual meeting of shareholders. Our limited liability company agreement and bylaws currently require that shareholder nominations and proposals made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of our limited liability company agreement and bylaws, not later than October 27, 2010 (which is also the date, after which, shareholder nominations and proposals made outside of Rule 14a-8 under the Exchange Act would be considered "untimely" within the meaning of Rule 14a-4(c) under the Exchange Act) and not earlier than September 27, 2010.

 COMPENSATION DISCUSSION AND ANALYSIS

        On January 31, 2007, HPT acquired our predecessor, TravelCenters of America, Inc., restructured this acquired business and distributed all of our then outstanding common shares to the shareholders of HPT. In this proxy statement, these transactions are sometimes referred to as the HPT Transaction.

        Since January 2007, there has been a transition in our management team from executive officers of our predecessor to our current executive officers. At December 31, 2009, we had four executive officers: Thomas M. O'Brien, President and Chief Executive Officer; Andrew J. Rebholz, Executive Vice President, Chief Financial Officer and Treasurer; Michael J. Lombardi, Executive Vice President; and Mark R. Young, Executive Vice President and General Counsel. Mr. Larry W. Dockray was an executive officer of ours at December 31, 2008, but resigned as Executive Vice President of Operations effective February 1, 2009, and was then employed by us on a part time basis until June 30, 2009. Mr. Ara A. Bagdasarian and Mr. Barry A. Richards, each an Executive Vice President, became executive officers of us effective January 1, 2010. Additional biographical information about our executive officers appears elsewhere in this proxy statement.

Compensation philosophy and process

        Individual performance is an important factor in determining each element of compensation. Our Compensation Committee determines the total compensation of our Chief Executive Officer and the amount of share grants to all of the executive officers. Our Compensation Committee recommends to our Board and the Board determines all compensation, other than share grants, for our executive officers other than our Chief Executive Officer. There is no formulaic approach to the determinations of an executive officer's compensation as it is in the sole discretion of our Compensation Committee and our Board and determinations of an executive officer's compensation are not made as a result of benchmarking compensation against that of other companies. We believe it is important to align the interests of our executive officers with those of our shareholders and therefore have determined that a substantial portion of an executive officer's annual compensation will be paid in the form of restricted share awards that vest over a period of at least four years. We also believe that performance and retention of our executive officers is improved by paying a substantial portion of each executive officer's cash compensation as an annual bonus. We currently limit the annual base salaries of our executive officers and utilize changes in annual cash bonus amounts as the primary mechanism for effecting annual compensation adjustments for our executive officers.

        In making their discretionary compensation determinations each year, our Compensation Committee's and Board's qualitative and subjective considerations of an executive's performance generally include, but are not limited to, the executive officer's:

        •
        accomplishments achieved during the year and as compared to expected accomplishments;

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        ability to identify areas for the company's improvement and to achieve benefits from those improvements;

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        quality of decisions made;

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        ability to lead employees both in routine activities and in special projects;

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        change in performance as compared to the prior year;

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        perceived potential for future development and for assuming additional or alternative duties in the future;

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        background, training, education and experience;

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        role with us and the compensation paid to individuals in similar roles in companies that have characteristics similar to ours;

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        specific areas of expertise and value to us, and the likelihood we could find a suitable replacement on a timely and cost effective basis; and

        •
        compensation compared to that of other individuals within our company and the relative responsibilities, titles, roles, experiences and capabilities of such other individuals.

        In addition to the consideration of the various factors described in the preceding paragraphs, our Compensation Committee and our Board consider data regarding historical pay and available compensation data for public companies that are engaged in our industry, in related industries, or that possess size or other characteristics which are similar to ours. None of our direct competitors are public companies and so we did not have access to the compensation practices and amounts of those companies. Consequently, in order to obtain a general understanding of current trends in compensation practices and ranges of amounts being awarded by other public companies, our management engaged a third party compensation consultant solely to provide comparative data regarding compensation paid by a group of public companies in the following industries: specialty retail; hotels, restaurants and leisure; food retail; and food and staples retailing industries.(2)

        Our predecessor had historically set annual bonus targets by establishing various objectives for each individual, including but not limited to objectives related to company financial performance versus budgeted amounts, capital expenditures, vendor, customer and industry relations, safety measures and product improvement. These bonus arrangements were often set forth in employment contracts. Actual bonuses often differed from target bonuses based upon the level of achievement of individual objectives. The last of the legacy employment contracts originally entered with an employee by our predecessor was terminated in 2008 when we and Mr. Dockray entered into an agreement to terminate his employment contract, as is discussed further below under the heading "Compensation Components—Employment contract". For bonus amounts paid to our executive officer's for 2009, there were no bonus targets established. In addition, no bonus targets have been established for purposes of bonus amounts that may be paid to our executive officers in 2010.

        In September 2009, Ms. Gilmore, the Chair of our Compensation Committee, met with Mr. Portnoy, our Managing Director who is not also an executive officer of us, and the chairs of the compensation committees of other public companies for which RMR provides services. The purpose of this meeting as it concerns our compensation matters was to discuss compensation philosophy regarding, and to provide a comparative understanding of, potential share grants to be made by us and to hear and consider recommendations from RMR concerning potential share grants. Subsequent to this meeting, the members of our Compensation Committee held a meeting at which Ms. Gilmore provided a report of the information discussed at the meeting in which she participated with Mr. Portnoy and those other compensation committee chairs and made recommendations to our Compensation Committee for the general level of share grants to be awarded in 2009 to our executive officers and others who provide services to us. At a Compensation Committee meeting in December 2009 our Compensation Committee considered these recommendations, recommendations provided by management and other factors such as (1) the amounts and value of historical share awards made to each executive officer, (2) the amounts of share awards granted to persons with similar levels of

(2)
This group of public companies included Advance Auto Parts, Inc.; AutoZone, Inc.; BJ's Wholesale Club, Inc.; Brinker International, Inc.; Casey's General Stores, Inc.; Circuit City Stores, Inc.; Cracker Barrel Old Country Store, Inc.; Darden Restaurants, Inc.; Genuine Parts Company; Jack in the Box Inc.; Office Depot, Inc.; OfficeMax Incorporated; Staples, Inc.; Starbucks Corporation; Susser Holdings Corporation; The Pantry, Inc.; Wendy's International, Inc.; and YUM! Brands, Inc.

responsibility, (3) the then current market prices of our shares, (4) the performance of each executive officer throughout 2009, (5) each executive officer's expected future contributions to us, (6) each executive officer's relative mix of cash and noncash compensation, (7) the data about executive compensation trends and amounts that was prepared for our management by an independent compensation consulting firm, and (8) our financial position and operating performance throughout 2009. There was no formulaic approach to the use of these various factors in determining the amount of the share awards to each executive officer. The share amounts are determined on a subjective basis using the various factors at our Compensation Committee's sole discretion. Our Compensation Committee did not engage a compensation consultant to participate in the determination or recommendation of the amounts or form of compensation for our executive officers. Messrs. O'Brien and Rebholz participated in the Compensation Committee meeting with regard to consideration of compensation generally and to our other officers, but they left that meeting and did not participate in the Compensation Committee's determination and recommendation of their compensation.

Compensation components

        The mix of base salary, cash bonus and equity compensation that we pay to our executive officers varies depending on the executive officer's position and responsibilities with us. Our Compensation Committee does not follow a set formula or specific guidelines in determining how to allocate among the compensation components.

        The components of the compensation packages of our executive officers are as follows:

Base salary

        Base salaries are reviewed annually and adjusted, if appropriate, on a subjective basis based upon consideration of a number of factors including, but not limited to, the following for each executive officer: (1) accomplishments achieved during the year as compared to expected accomplishments, (2) ability to identify areas for the company's improvement and to achieve benefits from those improvements, (3) quality of decisions made, (4) ability to lead employees both in routine activities and in special projects, (5) change in performance as compared to the prior year, (6) perceived potential for future development and for assuming additional or alternative duties in the future, (7) the executive officer's background, training, education and experience, (8) the executive officer's role with us and the compensation paid to individuals in similar roles in companies that have characteristics similar to ours, (9) the market demand for specific expertise possessed by the executive officer, the executive officer's value to us and the likelihood we could find a suitable replacement on a timely and cost effective basis, (10) a comparison of the executive officer's pay to that of other individuals within our company and the relative responsibilities, titles, roles, experiences and capabilities of such other individuals, (11) the data about executive compensation trends and amounts that was prepared for our management by an independent compensation consulting firm, and (12) our financial position and operating performance throughout 2009. Currently, we limit the annual base salaries of our executive officers to $300,000, with the exception of Mr. Lombardi whose annual base salary has been limited to $339,000, which is the annual base salary amount that was established for him by our predecessor. Subject to the limits we have on annual base salaries, we also adjust base salaries, as warranted, for promotions and other changes in the executive officer's role which may occur from time to time. In 2009, the annual base salaries for Messrs. Rebholz and Young were increased to $275,000.

Annual bonus and equity incentive plan

        Each of our executive officers, including our Chief Executive Officer, is eligible to receive an annual cash bonus and share award. There is no formulaic approach used in determining the amount of these annual cash and share awards. The cash bonus and share awards are determined on a subjective basis by our Compensation Committee and Board, as the case may be, based upon consideration of a number of factors including, but not limited to, the following for each executive officer: (1) accomplishments achieved during the year as compared to expected accomplishments, (2) ability to identify areas for the company's improvement and to achieve benefits from those improvements, (3) quality of decisions made, (4) ability to lead employees both in daily routine activities and in special projects, (5) change in performance as compared to the prior year, (6) perceived potential for future development and for assuming additional or alternative duties in the future, (7) the amounts and value of historical share awards made to each executive officer, (8) the amounts of share awards granted to persons with similar levels of responsibility, (9) the then current market prices of our shares, (10) each executive officer's relative mix of cash and noncash compensation, (11) the data about executive compensation trends and amounts that was prepared for our management by an independent compensation consulting firm, and (12) our financial position and operating performance throughout 2009. We currently limit the annual base salaries of our executive officers and utilize changes in annual cash bonus amounts as the primary mechanism for effecting annual compensation adjustments for our executive officers. For 2009, the increases in the annual cash bonus amounts paid to our executive officers reflect this interplay between the annual base salary limitation and annual cash bonus amounts, within the context of the other factors described above that are taken into account in determining annual cash bonus amounts.

        Mr. O'Brien's annual bonus is determined on a subjective basis by our Compensation Committee, composed solely of Independent Directors, who base their decision upon their consideration and evaluation of his performance during the year. Considerations may include, but may not be limited to, our financial performance, our growth and our success in achieving strategic initiatives and objectives. For 2009, our Compensation Committee awarded Mr. O'Brien a bonus of $1,175,000 in cash and 200,000 common shares that will vest in ten equal annual installments beginning on the grant date. The shares awarded had a value at the grant date of $858,000 of which the vested portion was $85,800 as of the grant date. In making this cash bonus and this share award, our Compensation Committee considered Mr. O'Brien's performance in leading the company through the difficult economic conditions existing throughout 2009 in the United States, including but not limited to his continuing our integration of the business acquired in the Petro Acquisition in May 2007, managing capital and operating expenditures in relation to the prevailing business levels in order to conserve liquidity and increase our cash balance, maintaining fuel sales and pricing activities in order to maintain fuel margin, substantially reducing selling, general and administrative expenses, developing new and enhancing existing marketing programs and leveraging competitive strengths to maintain business in a down economy and position the company for growth when the economy recovers. Our Compensation Committee determined that the share award would vest over time to ensure a continuing commonality of interest between Mr. O'Brien and our shareholders and to provide Mr. O'Brien with an incentive to remain with us to earn the unvested portion of the award. The foregoing description of the share award to Mr. O'Brien during 2009 does not include the share award granted to him in his capacity as a Director of us.

        Annual cash bonuses for our other executive officers were recommended by our Compensation Committee and approved by our Board based upon the consideration and evaluation of each executive's performance and level of total compensation, and in the case of Mr. Dockray, upon consideration of the separation agreement we had entered with him during 2008 as further discussed below under the heading "—Employment contract" and, in the case of Messrs. Rebholz, Dockray and Lombardi, upon consideration of their retention plan payment arrangements, as further discussed below under the heading "—Retention plan". These considerations included, but were not limited to, our financial and operating performance during 2009 and each executive officer's level of total compensation.

        Messrs. O'Brien and Rebholz were also officers of RMR throughout all of 2009. Because at least 80% of Messrs. O'Brien's and Rebholz's business time is devoted to services to us, 80% of

Messrs. O'Brien's and Rebholz's total cash compensation (that is, the combined cash compensation paid by us and RMR, including base salary and cash bonus but excluding retention plan payments to Mr. Rebholz) was paid by us and the remainder was paid by RMR.

        No target cash bonus for 2010 has been established for our executive officers.

        We made equity awards under our Amended and Restated TravelCenters of America LLC 2007 Equity Compensation Plan, or 2007 equity compensation plan, to our executive officers and others based upon factors that our Compensation Committee considered relevant to align the interests of the persons to whom awards were made with our business objectives, which primarily relate to increasing, on a long term basis, the value of the company and our shares by improving our prospects, our competitive position within our industry, and our profitability and cash generation from operations. In addition to the award of common shares made to Mr. O'Brien during 2009, our Compensation Committee awarded common shares to each of our other then executive officers who were in our employ at the grant date. These awards ranged in size and value from 45,000 shares, having a grant date value of $193,050, to 75,000 shares, having a grant date value of $321,750. In determining the size of each share award, the Compensation Committee considered the responsibilities of the executive, the relation of the size of the award to the size of the share award made to Mr. O'Brien and other factors, including their past and expected future performances and possible cash bonuses, prior year share grant amounts, 2009 annual base cash salaries and the Company's improved operational results during 2009. In each case, the Compensation Committee determined that the share awards would vest in five equal annual installments beginning on the date of the grant to ensure a continuing commonality of interest between the recipients and our shareholders and to provide our executives with an incentive to remain with us to earn the unvested portion of the award.

Perquisites and other benefits

        Our executive officers are entitled to participate in our benefit plans on the same terms as our other employees. These plans include medical, dental and life insurance plans and a defined contribution retirement plan.

All other payments

        The summary compensation table below includes amounts described as "All Other Compensation". These payments are related to a retention plan adopted by our predecessor, relocation related amounts and matching contribution payments to our 401(k) plan. The retention plan payments made in 2009 were the final payments to be made under these retention programs that date back to the HPT Transaction and are further discussed below.

Employment contract

        Our predecessor had an employment agreement with Mr. Dockray. As of the date of the HPT Transaction, we assumed this employment agreement. In November 2008, the assumed employment agreement with Mr. Dockray was replaced with a separation agreement we entered with Mr. Dockray in connection with his resignation as an officer of us, as set forth below.

        On February 1, 2009, pursuant to our separation agreement with Mr. Dockray, Mr. Dockray resigned as our Executive Vice President of Operations. Further to that agreement, Mr. Dockray remained in our employ and devoted his full working time to our business and affairs through February 1, 2009, remained in our employ on a part time basis through June 30, 2009, and thereafter was available to provide consulting services as requested by us through January 1, 2010. Mr. Dockray was paid his base salary at the time we entered the separation agreement with him, at a rate of $301,000 per year, through February 1, 2009, and thereafter Mr. Dockray began to be compensated at a rate of $12,500 per month plus $75 per hour worked, up to a maximum of 40 hours per week through

June 30, 2009. While providing consulting services after June 30, 2009 and through January 1, 2010, Mr. Dockray's compensation was set at a rate of $100 per hour worked at our request. Pursuant to the separation agreement, in January 2010 we paid Mr. Dockray a bonus of $100,000 in connection with his service to us during 2009. Pursuant to the agreement entered by our predecessor, in December 2008 we purchased from Mr. Dockray his home in Ohio for $810,000. Further, we made a payment to Mr. Dockray of $1,003,153 on December 31, 2008, in satisfaction of amounts payable to Mr. Dockray under preexisting agreements between Mr. Dockray and the company.

Retention plan

        Some of the persons listed in the summary compensation table in this proxy statement were participants in an employee retention plan of ours which contemplated payments designed to encourage their continued employment by us. Under this plan, we paid $1,003,153 to Mr. Dockray on December 31, 2008 and $286,615 and $1,146,460 to Messrs. Rebholz and Lombardi, respectively, on January 31, 2009. These payments represented the final payments to these executives under this retention plan.

COMPENSATION COMMITTEE REPORT

        The undersigned members of the Compensation Committee have reviewed and discussed the Compensation Discussion and Analysis with our management. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2009.

COMPENSATION COMMITTEE Barbara D. Gilmore, Chair Patrick F. Donelan Arthur G. Koumantzelis

COMPENSATION TABLES

        The following tables provide: (1) summary 2009, 2008 and 2007 compensation information relating to our Chief Executive Officer, Chief Financial Officer, the other two persons who were executive officers of ours as of December 31, 2009, and a person who previously was an executive officer of ours but resigned from that office as of February 1, 2009; (2) information with respect to incentive share awards made to these persons during 2009 and held by them at December 31, 2009; and (3) compensation information relating to our Directors for 2009.

 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus		Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Thomas M. O'Brien	2009	$300,000	$1,175,000		$515,915	$2,500	$1,993,415
President and Chief Executive Officer(3)	2008	$300,000	$1,000,000		$424,190	$3,250	$1,727,440
	2007	$200,000	$1,670,000		$439,720	$4,035	$2,313,755
Andrew J. Rebholz	2009	$275,000	$325,000		$93,260	$291,515	$984,775
Executive Vice President, Chief Financial	2008	$220,000	$250,000		$28,910	$3,669	$502,579
Officer and Treasurer	2007	$182,252	$125,000		$14,990	$2,219,806	$2,542,048
Michael J. Lombardi	2009	$339,000	$230,000		$70,375	$1,151,360	$1,790,735
Executive Vice President	2008	$339,000	$200,000		$31,765	$2,260	$573,025
Larry W. Dockray	2009	$92,083	$100,000	(5)	$31,765	$2,309	$226,157
Executive Vice President of Operations(4)	2008	$301,000	$200,000		$31,765	$1,027,845	$1,560,610
	2007	$288,000	$175,000		$22,485	$4,404,168	$4,889,653
Mark R. Young	2009	$275,000	$230,000		$62,880	$2,292	$570,172
Executive Vice President and General Counsel	2008	$259,500	$210,000		$24,270	$3,858	$497,628

(1)
Represents the value based upon the closing price on the date of grant in 2009, 2008 and 2007 of shares vesting in 2009, 2008 or 2007, as applicable. This is also the compensation cost recognized by us in the applicable year for financial reporting purposes pursuant to FASB Accounting Standard Codification 718, "Compensation-Stock Compensation," or ASC 718. No assumptions are used in this calculation.

(2)
All Other Compensation for 2009 totals $1.5 million for the persons listed in the summary compensation table and includes $1.4 million for the retention plan, $2,309 for relocation related amounts and $14,592 for matching contribution payments to our 401(k) plan. All Other Compensation for 2008 totals $1.0 million for the persons listed in the summary compensation table and includes $1.0 million for the retention plan, $20,192 of relocation related amounts (of which $14,296 was the aggregate incremental cost to us for the purchase of Mr. Dockray's home in Ohio, calculated based on an independent third-party appraisal) and $17,537 for matching contribution payments to our 401(k) plan. All Other Compensation for 2007 totals $6.6 million for the persons listed in the summary compensation table and includes $6.3 million paid by our predecessor in connection with its sale in the HPT Transaction for bonuses, stock option cancellation payments and debt forgiveness, $1.0 million for the retention plan and $7,708 for matching contribution payments to our 401(k) plan.

(3)
Mr. O'Brien's share awards amount for 2009 includes $17,175 of compensation received for services as a Director and $498,740 for services as an executive officer. His share awards amount for 2008 includes $11,250 of compensation received for services as a Director and $412,940 for services as an executive officer. His share awards amount for 2007 includes $49,980 of compensation received for services as a Director and $389,740 for services as an executive officer.

(4)
Mr. Dockray was our Executive Vice President of Operations until February 1, 2009.

(5)
Pursuant to Mr. Dockray's separation agreement, in January 2010 we paid Mr. Dockray a bonus of $100,000 in connection with his service to us during 2009.

 GRANTS OF PLAN BASED AWARDS FOR 2009
(Shares granted in 2009, including vested and unvested grants)

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Option Awards(2)
Thomas M. O'Brien	5/22/09	7,500 Common Shares(3)	$17,175
Thomas M. O'Brien	12/8/09	200,000 Common Shares(4)	$858,000
Andrew J. Rebholz	12/8/09	75,000 Common Shares	$321,750
Michael J. Lombardi	12/8/09	45,000 Common Shares	$193,050
Mark R. Young	12/8/09	45,000 Common Shares	$193,050

(1)
Unless noted otherwise below, incentive share awards granted by us to our executive officers provide that one fifth of each award vests on the grant date and one fifth vests on each of the next four anniversaries of the grant date. At our option, in the event a recipient granted an incentive share award ceases to perform duties for us or ceases to be an officer or an employee of RMR or any company which RMR manages during the vesting period, the recipient shall forfeit or we may repurchase all or a portion of the shares which have not yet vested.

(2)
Represents the value based upon the closing price of our shares on the grant date, which is also the grant date fair value under ASC 718. No assumptions are used in this calculation.

(3)
Shares granted in Mr. O'Brien's capacity as a Director, which vested fully on the grant date.

(4)
This incentive share award provides that one tenth of the award vested on the grant date and one tenth vests on each of the next nine anniversaries of the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END FOR 2009
(Shares granted in 2009 and prior years that have not yet vested)

		Stock Awards
Name	Year Granted	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested (#)(2)
Thomas M. O'Brien	2007	12,000 Common Shares	$53,040
Thomas M. O'Brien(3)	2007	140,000 Common Shares	$618,800
Thomas M. O'Brien(3)	2008	160,000 Common Shares	$707,200
Thomas M. O'Brien	2009	180,000 Common Shares	$795,600
Andrew J. Rebholz	2007	2,000 Common Shares	$8,840
Andrew J. Rebholz	2008	36,000 Common Shares	$159,120
Andrew J. Rebholz	2009	60,000 Common Shares	$265,200
Michael J. Lombardi	2007	3,000 Common Shares	$13,260
Michael J. Lombardi	2008	24,000 Common Shares	$106,080
Michael J. Lombardi	2009	36,000 Common Shares	$159,120
Larry W. Dockray(4)	2007	3,000 Common Shares	$13,260
Larry W. Dockray(4)	2008	24,000 Common Shares	$106,080
Mark R. Young	2007	2,000 Common Shares	$8,840
Mark R. Young	2008	24,000 Common Shares	$106,080
Mark R. Young	2009	36,000 Common Shares	$159,120

(1)
Unless noted otherwise below, incentive share awards granted by us to our executive officers provide that one fifth of each award vests on the grant date and one fifth vests on each of the next four anniversaries of the grant date. The shares granted in 2009 were granted on December 8, 2009; the shares granted in 2008 were granted on November 24, 2008; and the shares granted in 2007 were granted on November 26, 2007. At our option, in the event a recipient granted an incentive share award ceases to perform duties for us or ceases to be an officer or an employee of RMR or any company which RMR manages during the vesting period, the recipient shall forfeit or we may repurchase all or a portion of the shares which have not yet vested.

(2)
Represents the value based upon the closing price of our shares on December 31, 2009.

(3)
This incentive share award provides that one tenth of the award vested on the grant date and one tenth vests on each of the next nine anniversaries of the grant date.

(4)
All of the shares owned by Mr. Dockray that were unvested as of December 31, 2009, were vested effective January 1, 2010, pursuant to the separation agreement we entered with him.

STOCK VESTED FOR 2009
(Share grants which vested in 2009, including shares granted in prior years)

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1)
Thomas M. O'Brien(2)	73,500	$290,575
Andrew J. Rebholz	28,000	$117,050
Michael J. Lombardi	18,500	$77,160
Larry W. Dockray	9,500	$75,110
Mark R. Young	18,000	$38,550

(1)
Represents the value based upon the closing price of our shares on the 2009 dates of vesting of grants made in 2009 and prior years.

(2)
Includes 7,500 common shares with a value realized on vesting of $17,175 granted to Mr. O'Brien in 2009 in his capacity as one of our Directors; all share grants to Directors vest at the time of grant.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        In the past, we have entered arrangements with former executive officers of ours in connection with the termination of their employment with us, providing for the acceleration of vesting of unrestricted shares previously granted to the former officer under our 2007 equity compensation plan and, in certain instances, payments for future services to us as a consultant or part time employee and continuation of health care and other benefits. On February 1, 2009, pursuant to our separation agreement with Mr. Dockray, Mr. Dockray resigned as our Executive Vice President of Operations. Further to that agreement, Mr. Dockray remained in our employ and devoted his full working time to our business and affairs through February 1, 2009, remained in our employ on a part time basis through June 30, 2009, and thereafter was available to provide consulting services as requested by us through January 1, 2010. Mr. Dockray was paid his base salary at the time we entered the separation agreement with him, at a rate of $301,000 per year, through February 1, 2009, and thereafter Mr. Dockray began to be compensated at a rate of $12,500 per month plus $75 per hour worked, up to a maximum of 40 hours per week through June 30, 2009. While providing consulting services after June 30, 2009 and through January 1, 2010, Mr. Dockray's compensation was set at a rate of $100 per hour worked at our request. Pursuant to the separation agreement, in January 2010 we paid Mr. Dockray a bonus of $100,000 in connection with his service to us during 2009. Pursuant to the agreement entered by our predecessor, in December 2008 we purchased from Mr. Dockray his home in Ohio for $810,000. Further, we made a payment to Mr. Dockray of $1,003,153 on December 31, 2008, in satisfaction of amounts payable to Mr. Dockray under preexisting agreements between Mr. Dockray and the company.

        Although we have no formal policy, plan or arrangement for payments to our executive officers in connection with their termination of employment with us, we may in the future provide on a discretionary basis for similar payments and matters depending on various factors we then consider relevant and if we believe it is in the company's best interests to do so.

DIRECTOR COMPENSATION FOR 2009
(2009 compensation; all share grants to Directors vest at the time of grant)

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)		Total ($)
Barbara D. Gilmore	$42,000		$17,175		$59,175
Arthur G. Koumantzelis	$48,000		$17,175		$65,175
Patrick F. Donelan	$41,500		$17,175		$58,675
Barry M. Portnoy	$—	(2)	$17,175		$17,175
Thomas M. O'Brien	$—	(2),(3)	$17,175	(3)	$17,175

(1)
Represents the value based upon the closing price of our shares on the date of grant. This is also the compensation cost recognized by us for financial reporting purposes pursuant to ASC 718. No assumptions are used in this calculation.

(2)
Our Managing Directors do not receive cash fees for their services as Directors.

(3)
The compensation listed in this table for Mr. O'Brien relates solely to compensation in his capacity as one of our Directors. Compensation received by Mr. O'Brien in his capacity as our President and Chief Executive Officer is provided elsewhere in this proxy statement and the value of Mr. O'Brien's Director share award is also included in his compensation listed in the summary compensation table appearing elsewhere in this proxy statement.

        Each Independent Director receives an annual fee of $30,000 for services as a Director, plus a fee of $500 for each meeting attended. Up to two $500 fees are paid if a Board meeting and one or more Board committee meetings are held on the same date. The Chairs of our Audit Committee, Compensation Committee and Nominating and Governance Committee receive an additional $10,000, $3,500 and $3,500, respectively, each year. In addition, each Director received a grant of 7,500 of our common shares in 2009. We generally reimburse all our Directors for travel expenses incurred in connection with their duties as Directors.

        Our Board believes it is important to align the interests of Directors with those of our shareholders and for Directors to hold equity ownership positions in us. Accordingly, our Board believes that a portion of each Director's compensation should be paid in shares. In determining the amount and composition of such compensation, our Board considers the total compensation of our Directors and Directors of other comparable enterprises, both with respect to size and industry.

        In 2009 our Board reviewed the compensation paid to our Directors and determined both the amount of such compensation and the allocation of such compensation between equity based awards and cash. Our Managing Directors do not receive any cash compensation for their services as Directors, but they do receive common share grants equal to the share grants awarded to our Independent Directors. Mr. O'Brien receives compensation for services as our President and Chief Executive Officer.

 AUDIT COMMITTEE REPORT

        In the course of our oversight of the company's financial reporting process, we have: (i) reviewed and discussed with management the audited financial statements for the year ended December 31, 2009; (ii) discussed with Ernst & Young LLP, the company's independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted, amended, supplemented or superseded by the rules of the Public Company Accounting Oversight Board; (iii) received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence; (iv) discussed with the independent registered public accounting firm its independence; and (v) considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with maintaining its independence and concluded that it is compatible at this time.

        Based on the foregoing review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the company's Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.

AUDIT COMMITTEE Arthur G. Koumantzelis, Chair Patrick F. Donelan Barbara D. Gilmore

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Unless otherwise indicated, the information set forth below is as of February 21, 2010. The following table sets forth information regarding the beneficial ownership of our common shares by: (1) each person or entity known to us to be the beneficial owner of more than 5% of our outstanding common shares; (2) each of our Directors, nominees and the persons listed in the summary compensation table found elsewhere in this proxy statement; and (3) our Directors and executive officers as a group (not including any fractional shares which may be beneficially owned by an executive officer or Director). Unless otherwise indicated, we believe that each owner named below has sole voting and investment power for all our common shares shown to be beneficially owned by that person or entity. As of the date first set forth in this paragraph, there are no outstanding rights to acquire our shares of the type specified in Rule 13d-3(d)(1) under the Exchange Act.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Share Class(2)
Beneficial Owners of More Than 5% of our Common Shares
HPT(3)	1,540,000	8.92%
BlackRock, Inc.(4)	1,102,047	6.38%
Renaissance Technologies LLC and James H. Simons(5)	1,068,700	6.19%
Directors, Nominees and Executive Officers
Thomas M. O'Brien	667,690	3.87%
Andrew J. Rebholz	140,000	*
Michael J. Lombardi	92,500	*
Mark R. Young	90,015	*
Larry W. Dockray**	47,500	*
Barry M. Portnoy(3)	36,411	*
Barbara D. Gilmore(6)	24,000	*
Arthur G. Koumantzelis	14,561	*
Patrick F. Donelan	14,000	*
All Directors, nominees and executive officers as a group (10 persons)(6)	1,153,677	6.68%

*
Less than 1%.

**
Our former Executive Vice President of Operations. Mr. Dockray resigned effective February 1, 2009.

(1)
Unless otherwise indicated, the address of each identified person or entity is: c/o TravelCenters of America LLC, 24601 Center Ridge Road, Westlake, Ohio 44145.

(2)
Our limited liability company agreement and other agreements to which we are a party place restrictions on the ability of any person or group to acquire beneficial ownership of more than 9.8% of any class or series of our shares. In addition, in order to help us preserve the tax treatment of our net operating losses and other tax benefits, our bylaws generally provide that transfers of our shares to a person, entity or group which is then, or would become as a result, an owner of 5% or more of our outstanding shares would be void in total for transferees then already owning 5% or more of our shares and, for transferees that would otherwise become owners of 5% or more of our shares, to the extent the transfer would so result in such level of ownership by the proposed transferee. The percentages indicated are based upon the number of shares shown divided by the 17,269,316 of our common shares outstanding as of February 21, 2010.

(3)
This information is as of December 31, 2009 and is based solely on a Schedule 13G/A filed with the SEC on January 20, 2010. Based on the information provided in that Schedule 13G/A, the address of HPT is 400 Centre Street, Newton, Massachusetts 02458. In that Schedule 13G/A, RMR and Reit Management & Research Trust, or RMR Trust, reported that they do not hold any of our common shares, but RMR, as manager of HPT, and RMR Trust, as the sole member of RMR, may, under applicable regulatory definitions, be deemed to beneficially own (and have shared voting and dispositive power over) the 1,540,000 shares beneficially owned by HPT. In that same Schedule 13G/A, RMR and RMR Trust each disclaimed such beneficial ownership. In addition, in that same Schedule 13G/A, Mr. Barry Portnoy reported that he beneficially owns 36,411.6 of our common shares, and Mr. Adam D. Portnoy reported that he beneficially owns 30,263.3 of our common shares. In that same Schedule 13G/A, Mr. Barry Portnoy and Mr. Adam Portnoy reported that in their respective positions as the Chairman and a director of RMR and the Chairman, majority beneficial owner and a trustee of RMR Trust and as the President and Chief Executive Officer and a director of RMR, and the President and Chief Executive Officer, a beneficial owner and a trustee of RMR Trust, they may also be deemed to beneficially own (and have shared voting and dispositive power over) the 1,540,000 shares beneficially owned by HPT. In that same Schedule 13G/A, Mr. Barry Portnoy and Mr. Adam Portnoy each disclaimed such beneficial ownership. None of the 1,540,000 shares beneficially owned by HPT are included in the shares listed as beneficially owned by Mr. Barry Portnoy in the above table.

(4)
This information is as of December 31, 2008 and is based solely on a Schedule 13G filed with the SEC on February 5, 2009, by Barclays Global Investors, NA and Barclays Global Fund Advisors, each with an address of 400 Howard Street, San Francisco, California 94105; Barclays Global Investors, Ltd. with an address of Murray House, 1 Royal Mint Court, London, EC3N 4HH England; Barclays Global Investors Japan Limited with an address of Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402 Japan; Barclays Global Investors Canada Limited with an address of Brookfield Place, 161 Bay Street, Suite 2500, P.O. Box 614, Toronto, Ontario M5J 2S1, Canada; Barclays Global Investors Australia Limited with an address of Level 43, Grosvenor Place, 225 George Street, P.O. Box N43, Sydney, NSW 1220, Australia; and Barclays Global Investors (Deutschland) AG with an address of Apianstrasse 6, D-85774, Unterfohring, Germany. According to that same Schedule 13G, Barclays Global Investors, NA beneficially owned and had sole voting and dispositive power over 1,102,047 shares and the other reporting persons do not beneficially own any shares. Based on filings made with the SEC, we understand that on December 1, 2009, BlackRock, Inc. acquired Barclays Global Investors.

(5)
This information is as of October 15, 2009 and is based solely on a Schedule 13G filed with the SEC on February 11, 2010 by Renaissance Technologies LLC and James H. Simons. Based on the information provided in that Schedule 13G, the address of Renaissance Technologies LLC and James H. Simons is 800 Third Avenue, New York, New York 10022. In that Schedule 13G, James H. Simons reported that he beneficially owns 1,068,700 shares, comprised of the shares beneficially owned by Renaissance Technologies LLC, because of his position as control person of Renaissance Technologies LLC. According to that same Schedule 13G, Renaissance Technologies LLC and James H. Simons have sole voting and dispositive power over 971,300 shares and shared dispositive power over 97,400 shares.

(6)
Includes 10,000 common shares owned by Ms. Gilmore's husband. Ms. Gilmore disclaims beneficial ownership of these shares, except to the extent of her pecuniary interest in the shares.

RELATED PERSON TRANSACTIONS AND COMPANY REVIEW OF SUCH TRANSACTIONS

        We have adopted written Governance Guidelines which address, among other things, the consideration and approval of any related person transactions. Under these Governance Guidelines, we may not enter into any transaction in which any Director or executive officer, any member of the immediate family of any Director or executive officer or any other related person, has or will have a direct or indirect material interest unless that transaction has been disclosed or made known to our Board and our Board reviews and authorizes, approves or ratifies the transaction by the affirmative vote of a majority of the disinterested Directors, even if the disinterested Directors constitute less than a quorum. If there are no disinterested Directors, the transaction shall be reviewed, authorized and approved or ratified by both (1) the affirmative vote of a majority of our entire Board and (2) the affirmative vote of a majority of our Independent Directors. The Governance Guidelines further provide that, in determining whether to approve or ratify a transaction, our Board, or disinterested or Independent Directors, as the case may be, shall act in accordance with any applicable provisions of our limited liability company agreement and bylaws, consider all of the relevant facts and circumstances, and approve only those transactions that are fair and reasonable to us. All related person transactions described below were reviewed and approved or ratified by a majority of the disinterested Directors or otherwise in accordance with our policies described above.

        We were created as a 100% owned subsidiary of HPT. On January 31, 2007, HPT purchased our predecessor for approximately $1.9 billion. Simultaneously with this purchase, HPT restructured our predecessor's business as follows: (i) HPT retained the real estate of 146 of the 163 travel centers then operated or franchised by our predecessor and other assets; (ii) our predecessor's operating business and all its assets not retained by HPT, plus approximately $200 million of net working capital, were contributed to us; (iii) we entered a long term lease with HPT for our predecessor's real estate retained by HPT, which we refer to as our TA Lease; and (iv) all of our shares were spun off to HPT's shareholders on January 31, 2007 and we became a separate public company. HPT beneficially owns more than 5% of our common shares.

        One of our Independent Directors, Arthur Koumantzelis, was a trustee of HPT at the time we were created, and one of our Managing Directors, Barry Portnoy, was a trustee of HPT at the time we were created. Mr. Koumantzelis resigned and ceased to be a trustee of HPT shortly before he joined our Board. Mr. Portnoy remains a trustee of HPT. Mr. Portnoy's son, Mr. Adam Portnoy, is also a trustee of HPT, and his son-in-law is an executive officer of HPT. Accordingly, all transactions between us and HPT are approved by our Independent Directors and by HPT's independent trustees.

        In addition to our spin off from HPT on January 31, 2007, we completed another transaction together with HPT in 2007. On May 30, 2007, we purchased Petro Stopping Centers, L.P. for $63.6 million and HPT purchased Petro Stopping Centers Holdings, L.P. for approximately $655 million. Simultaneously with these purchases, we leased 40 Petro travel centers from HPT pursuant to our Petro Lease.

        We have two leases with HPT, the TA Lease and the Petro Lease, pursuant to which we currently lease 185 travel centers from HPT. Our TA Lease is for 145 travel centers that we operate under the "TravelCenters of America" or "TA" brand names. The TA Lease became effective on January 31, 2007. Our Petro Lease is for 40 travel centers that we operate under the "Petro" brand name. Our Petro Lease became effective on May 30, 2007. The TA Lease expires on December 31, 2022. The Petro Lease expires on June 30, 2024, and may be extended by us for up to two additional periods of 15 years each. Both the TA Lease and the Petro Lease are "triple net" leases, which require us to pay all costs incurred in the operation of the leased travel centers, including personnel, utilities, acquiring inventories, services to customers, insurance, real estate and personal property taxes, environmental related expenses and ground lease payments, if any. The minimum rent payable by us to HPT under the TA Lease increases annually during the first six years of the lease term from $153.5 million to $175 million and may increase if HPT funds or reimburses the cost in excess of $125 million (see below) for certain improvements to the leased TA travel centers. The Petro Lease requires us to pay minimum annual rent of $62.2 million to HPT. Starting in 2012 and 2013, respectively, the TA Lease and Petro Lease require us to pay HPT additional rent equal to 3% of increases in nonfuel gross revenues and 0.3% of increases in gross fuel revenues at the leased travel centers over base amounts.

The increases in percentage rents attributable to fuel revenues are subject to a maximum each year calculated by reference to changes in the consumer price index. We also are required to generally indemnify HPT for certain environmental matters and for liabilities which arise during the terms of the leases from ownership or operation of the leased travel centers. The TA Lease and the Petro Lease also include arbitration provisions for the resolution of certain disputes, claims and controversies.

        HPT had agreed to provide up to $25 million of tenant improvements allowance funding annually for the first five years of the TA Lease for certain improvements to the leased properties without an increase in our rent. This funding was cumulative, meaning if some portion of the $25 million was not spent in one year it may be drawn by us from HPT in subsequent years; provided, however, none of the $125 million of the tenant improvements allowance was available to be drawn after December 31, 2015. All improvements funded under the tenant improvements allowance are owned by HPT. On May 12, 2008, we and HPT amended the TA Lease to permit us to receive funding, without an increase in our rent, from HPT earlier than previously permitted for certain capital improvements to properties leased from HPT. In the event that we elect to receive funding for these tenant improvements before the time contractually required by the original lease terms, HPT's tenant improvements allowance is discounted to reflect the accelerated receipt of funds by us according to a present value formula established in the amended lease. We record the discounted amount of the remaining uncollected tenant improvements allowance in our balance sheet as a leasehold improvements receivable. During 2009 and 2008, we received funding of $8.5 million and $77.4 million, respectively, from HPT for qualifying tenant improvements. At December 31, 2009, $7.3 million of the $125 million total amount of the tenant improvements allowance remained available from HPT, which amount would be discounted in accordance with the amended lease to the extent those funds are received on an accelerated basis. As of the date of this proxy statement, we have not received any such funding from HPT under the tenant improvements allowance in 2010.

        We may request that HPT fund approved amounts for renovations, improvements and equipment at the leased travel centers, in addition to the $125 million described above, in return for minimum annual rent increases according to a formula: the minimum rent per year will be increased by an amount equal to the amount funded by HPT times the greater of (i) 8.5% or (ii) a benchmark U.S. Treasury interest rate plus 3.5%. Since January 1, 2009, we have not sold any such leasehold improvements to HPT.

        At the time of our spin off from HPT, our acquisitions and transactions with HPT in connection with the Petro Lease and an equity offering completed by us in June 2007, we and HPT believed that we were adequately capitalized to meet all of our obligations, including those owed to HPT. However, since then there were material changes in the market conditions under which we were operating. Specifically, the increase during the first half of 2008 in the price of diesel fuel which we buy and sell at our travel centers and the slowing of the U.S. economy during 2008 adversely affected our business and increased our working capital requirements. Although we had undertaken a restructuring of our business to adjust to these changed market conditions, our balance sheet flexibility and liquidity remained a concern in light of the impact the then weakening economy and fuel price volatility might have on our working capital requirements. Under those circumstances, on August 11, 2008, we and HPT entered a rent deferral agreement. Under the terms of this deferral agreement we have the option to defer our monthly rent payments to HPT by up to $5 million per month for periods beginning July 1, 2008 until December 31, 2010 and we were not obligated to pay cash interest on the deferred rent through December 31, 2009. Also pursuant to the deferral agreement, we issued 1,540,000 of our common shares to HPT (approximately 9.6% of our shares then outstanding immediately after this new issuance). Beginning on January 1, 2010, interest on all unpaid deferred rent under the deferral agreement accrues at a rate of 1% per month and is payable monthly by us to HPT. No additional rent deferrals are permitted for rent periods after December 31, 2010. Any deferred rent (and interest thereon) not previously paid is due to HPT on July 1, 2011. We may repay any deferred amounts (and related interest) at any time. This deferral agreement also includes a prohibition on share repurchases and dividends by us while any deferred rent remains unpaid and has change of control covenants so that amounts deferred will be immediately payable to HPT in the event we experience a change of control (as defined in the agreement) while deferred rent is unpaid. In connection with this deferral agreement, we entered into a registration rights agreement with HPT, which provides HPT with certain rights to require us to conduct a registered public offering (underwritten or otherwise) with respect to our common shares issued to HPT pursuant to the deferral agreement, which rights continue through the date which is twelve months following the latest of the expiration of the terms of the TA Lease and the Petro Lease. As of December 31, 2009, we had accrued an aggregate of $90 million of deferred rent payable to HPT, and we deferred an additional $5 million for January 2010 rent payable on February 1, 2010.

        U.S. generally accepted accounting principles provide for complex accounting treatment for our two leases with HPT, which has various effects on our financial statements. For a further description of our accounting for our leases with HPT, see our audited 2009 financial statements and the notes accompanying those financial statements, which are included in our annual report to shareholders and our Annual Report on Form 10-K filed with the SEC, in each case for the year ended December 31, 2009. During 2009, we paid cash rent of $171.4 million under our leases with HPT. At December 31, 2009, our consolidated balance sheet included $13.9 million for rent due to HPT in other current liabilities and $90 million of deferred rent due to HPT, which reflects total rent we deferred under the deferral agreement as of that date.

        At the time we became a separate publicly owned company as a result of the distribution of our shares to HPT's shareholders, we entered a management and shared services agreement, or business management agreement, with RMR. RMR also provides management services to HPT. One of our Managing Directors, Mr. Barry Portnoy, is the Chairman and majority owner of RMR. Mr. O'Brien, our other Managing Director and our President and Chief Executive Officer, was a former executive officer of HPT and is also an Executive Vice President of RMR. Mr. Rebholz, our Executive Vice President, Chief Financial Officer and Treasurer, is a Senior Vice President of RMR. Mr. Portnoy's son, Mr. Adam Portnoy, is the minority owner of RMR and serves as its President, Chief Executive Officer and a Director and serves as a Managing Trustee of HPT. Additionally, Mr. Barry Portnoy's son-in-law is an officer of RMR and a Senior Vice President of HPT. Mr. Portnoy devotes the majority of his time to RMR; Messrs. O'Brien and Rebholz devote the majority of their time to our business, but may devote some business time to RMR. RMR has approximately 600 employees and provides management services to other publicly owned companies in addition to us and HPT, and an affiliate of RMR is a registered investment advisor which manages several mutual funds. Pursuant to the business management agreement, RMR assists us with various aspects of our business, which may include, but are not limited to, compliance with various laws and rules applicable to our status as a publicly owned company, maintenance of our travel centers, site selection for properties on which new travel centers may be developed, identification of, and purchase negotiation for, travel centers and travel center companies, accounting and financial reporting, capital markets and financing activities, investor relations and general oversight of our daily business activities, including legal and tax matters, human resources, insurance programs, management information systems and the like. Under our business management agreement, we pay RMR an annual fee equal to 0.6% of the sum of our gross fuel margin (which is our fuel sales revenues less our cost of fuel purchased) plus our total nonfuel revenues. The fee is payable monthly based on the prior month's margins and revenues. During 2009, this fee totaled $8 million. The business management agreement is effective until December 31, 2010, and will be automatically renewed for successive one year terms thereafter unless we or RMR give notice of non-renewal before the end of an applicable term. We or RMR may terminate the business management agreement upon 60 days prior written notice. RMR may also terminate the business management agreement upon five business days notice if we undergo a change of control, as defined in the business management agreement. In addition, either we or RMR may terminate the business management agreement for a violation of the agreement by the other party which remains uncured 30 days after notice of default or in the case of certain bankruptcy, insolvency or related matters regarding the other party. Our Board has given our Compensation Committee, which is comprised of our Independent Directors, authority to act on our behalf with respect to this agreement. The charter of our Compensation Committee requires the Committee to review, evaluate and approve the business management agreement and evaluate RMR's performance under this agreement annually. Under the Committee's charter, the Committee must also annually evaluate and approve the compensation paid to RMR under the agreement. In addition, RMR provides internal audit services to us in return for our pro rata share of the total internal audit costs incurred by RMR for us and other publicly owned companies managed by RMR and its affiliates, which amounts are subject to determination by our Compensation Committee. Our pro rata share of RMR's costs in providing that function was approximately $0.2 million for 2009. The business management agreement also includes arbitration provisions for the resolution of certain disputes, claims and controversies. Pursuant to our business management agreement, RMR may from time to time negotiate on our behalf with certain third party vendors and suppliers for the procurement of services to us. As part of this arrangement, we may enter agreements with RMR and other companies to which RMR provides management services for the purpose of obtaining more favorable terms with such vendors and suppliers.

        The terms of our agreements with HPT and RMR require that we afford HPT a right of first refusal to purchase, lease, mortgage or otherwise finance any interest we own in a travel center before we sell, lease, mortgage or otherwise finance that travel center to or with another party, and that we afford HPT and any other company managed by RMR a right of first refusal to acquire or finance any real estate of the types in which they invest before we do. We also agreed under these agreements to not permit: the acquisition by any person or group of beneficial ownership of 9.8% or more of the voting shares or the power to direct the management and policies of us or any of our subsidiary tenants or guarantors under our leases with HPT; the sale of a material part of the assets of us or any such tenant or guarantor; or the cessation of certain continuing Directors constituting a majority of the board of directors of us or any such tenant or guarantor.

        Our Independent Directors also serve as directors or trustees of other public companies to which RMR provides management services and Mr. Portnoy serves as a managing director or trustee of those companies. We understand that the other companies to which RMR provides management services also have certain other relationships with each other, including business and property management agreements and lease arrangements. In addition, officers of RMR serve as officers of those companies. We understand that further information regarding those relationships is provided in the applicable periodic reports and proxy statements filed by those other companies with the SEC.

        We, RMR and other companies to which RMR provides management services formed Affiliates Insurance Company, or Affiliates Insurance, which is an insurance company, in the State of Indiana in November 2008. Affiliates Insurance received its certificate of authority to transact insurance business in the State of Indiana from the Indiana Department of Insurance in May 2009. All of our Directors currently serve on the board of directors of Affiliates Insurance. RMR, in addition to being a shareholder, entered a management agreement with Affiliates Insurance pursuant to which RMR provides Affiliates Insurance certain management and administrative services. In addition, Affiliates Insurance entered an investment advisory agreement with RMR Advisors pursuant to which RMR Advisors acts as Affiliates Insurance's investment advisor. The same persons who own and control RMR, including Barry Portnoy, one of our Managing Directors, and Adam Portnoy, his son, own and control RMR Advisors. Our Governance Guidelines provide that any material transaction between us and Affiliates Insurance shall be reviewed, authorized and approved or ratified by both the affirmative vote of a majority of our entire Board and the affirmative vote of a majority of our Independent Directors. As of the date of this proxy statement, we have invested $5.2 million in Affiliates Insurance. On December 16, 2009, GOV purchased 20,000 shares of Affiliates Insurance from Affiliates Insurance, which represented a 14.29% interest in Affiliates Insurance. In connection with that purchase by GOV, we, the other previous shareholders of Affiliates Insurance, Affiliates Insurance and GOV entered an amended and restated shareholders agreement. The amended and restated shareholders agreement also includes arbitration provisions for the resolution of certain disputes, claims and controversies. We and the other shareholders of Affiliates Insurance each currently own approximately 14.29% of Affiliates Insurance. We may invest additional amounts in Affiliates Insurance in the future if the expansion of this insurance business requires additional capital, but we are not obligated to do so. Over time we expect to obtain some or all of our insurance coverage from Affiliates Insurance. By participating in this insurance business with RMR and the other companies to which RMR provides management services, we expect that we may benefit financially by possibly reducing our insurance expenses and/or by realizing our pro-rata share of any profits of this insurance business. All transactions between us and Affiliates Insurance have been approved pursuant to our Governance Guidelines.

        The foregoing descriptions of our agreements with HPT, RMR and Affiliates Insurance are summaries and are qualified in their entirety by the terms of the agreements. A further description of the terms of those agreements is included in our annual report to shareholders and our Annual Report on Form 10-K filed with the SEC, in each case for the year ended December 31, 2009. In addition, copies of those agreements are filed with the SEC and may be obtained from the SEC's website at www.sec.gov.

        We believe that our agreements with HPT, RMR and Affiliates Insurance are on commercially reasonable terms. Nonetheless, because of our various relationships with HPT and RMR it is possible that some investors may assert otherwise. For instance, a purported shareholder derivative action has been commenced against us, our Directors, HPT and RMR which alleges, among other matters, that the rent we agreed to pay HPT under the Petro Lease, which we entered in connection with the Petro transaction described above, is too high. The terms of our limited liability company agreement, bylaws and agreements with HPT and RMR may require that we indemnify our Directors, HPT and RMR for liabilities, costs and expenses incurred by them in connection with this litigation. RMR has been voluntarily dismissed from the litigation. We believe that the plaintiff and HPT have agreed to defer the arbitration demand. This case is now in the early stages of discovery. We believe the plaintiff's allegations are without merit.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Our Compensation Committee is currently comprised of Mr. Koumantzelis, Ms. Gilmore and Mr. Donelan. None of the members of our Compensation Committee is, or has been, an officer or employee of the company. Until January 11, 2007, Mr. Koumantzelis was a trustee and a member of the compensation committee of HPT, which is our principal landlord. None of our executive officers serves on the board of directors (or related governing body) or compensation committee of another entity which has an executive officer who serves on our Board or Compensation Committee. Members of our Compensation Committee serve as Independent Trustees or Independent Directors and compensation committee members of other public companies managed by or affiliated with RMR.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires that our Directors and executive officers, and persons who own more than 10% of a registered class of our equity securities file reports of ownership and changes in ownership of securities with the SEC and the NYSE Amex. Our executive officers and Directors and greater than 10% shareholders are required to furnish us with copies of all forms they file pursuant to Section 16(a). Based solely on a review of the copies of these reports furnished to us or written representations made to us that no such reports were required, we believe that, during 2009, all filing requirements under Section 16(a) of the Exchange Act applicable to our executive officers,

Directors, and persons who own more than 10% of a registered class of our equity securities were timely met.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

        Some banks, brokers and other record holders of our common shares may participate in the practice of "householding" proxy statements, annual reports and notices of internet availability of those documents. This means that, unless shareholders give contrary instructions, only one copy of our proxy statement, annual report or notice of internet availability may be sent to multiple shareholders in each household. We will promptly deliver a separate copy of any of those documents to you if you call or write to us at the following address or telephone number: Investor Relations, TravelCenters of America LLC, 400 Centre Street, Newton, MA 02458, telephone (617) 332-3990. If you want to receive separate copies of our proxy statement, annual report or notice of internet availability in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other record holder, or you may contact us at the above address or telephone number.

OTHER MATTERS

        At this time, we know of no other matters which will be brought before the meeting. However, if other matters properly come before the meeting or any postponement or adjournment thereof, the persons named in the proxy will vote the proxy in accordance with their discretion on such matters if they are permitted to do so by applicable law.

February 24, 2010

 IMPORTANT

        If your shares are held in your own name, please complete a proxy over the internet or by telephone in the manner provided on the website indicated in the Notice of Internet Availability that you received in the mail; alternatively, please request, complete and return a proxy card, today. If your shares are held in "street name," you should provide instructions to your broker, bank, nominee or the other institution holding your shares on how to vote your shares. You may provide instructions to your broker, bank, nominee or other institution over the internet or by telephone if your broker, bank, nominee or other institution offers these options, or you may return a proxy card to your broker, bank, nominee or other institution and contact the person responsible for your account to ensure that a proxy is voted on your behalf.

        If you have any questions or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Brokers and Banks Call Collect at (212) 750-5833
Shareholders Call Toll Free at (877) 825-8971

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature (PLEASE SIGN WITHIN BOX) Date Date TRAVELCENTERS OF AMERICA LLC M19826-P91146 TRAVELCENTERS OF AMERICA LLC 24601 CENTER RIDGE ROAD WESTLAKE, OHIO 44145 For address changes, please check this box and write them on the back where indicated. 0 OUR BOARD OF DIRECTORS REQUESTS YOU VOTE "FOR" THE NOMINEE FOR INDEPENDENT DIRECTOR IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3. 1. To elect the nominee named in our proxy statement to our Board of Directors as the Independent Director in Group III. Nominee: Patrick F. Donelan AUTHORIZE YOUR PROXY BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 12, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. AUTHORIZE YOUR PROXY BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 12, 2010. Have your proxy card in hand when you call and then follow the instructions. AUTHORIZE YOUR PROXY BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to TravelCenters of America LLC, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by TravelCenters of America LLC in mailing proxy materials, you can consent to receiving all future proxy statements and annual reports electronically by e-mail or over the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. 0 0 3. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE NOMINEE FOR INDEPENDENT DIRECTOR IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3. IF PERMITTED TO DO SO BY APPLICABLE LAW, THE PROXIES, IN THEIR DISCRETION, ARE AUTHORIZED TO VOTE AND OTHERWISE REPRESENT THE UNDERSIGNED ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF. (NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer, indicating title. If a partnership, please sign in partnership name by authorized person, indicating title.) 2. To approve an amendment to our limited liability company agreement to change the vote required to elect Directors in uncontested elections to the affirmative vote of a majority of the votes cast. For Against Abstain 0 0 0 Our Board requests you vote FOR proposal 1. Our Board requests you vote FOR proposal 2. 0 For Against Withhold 4. If permitted to do so by applicable law, the Proxies, in their discretion, are authorized to vote and otherwise represent the undersigned on such other matters as may properly come before the meeting or at any postponement or adjournment thereof. For Against Abstain 0 0 0 Our Board requests you vote FOR proposal 3.

Address Changes: _____________________________________________________________________________ ________________________________________________________________________________________________________ (If you noted any Address Changes above, please mark corresponding box on the reverse side.) TRAVELCENTERS OF AMERICA LLC 400 Centre Street Newton, MA 02458 Important Notice Regarding Internet Availability of Proxy Materials: The proxy materials for the TravelCenters of America LLC annual meeting of shareholders, including our annual report and proxy statement, are available over the Internet. To view the proxy materials or vote online or by telephone, please follow the instructions on the Notice Regarding the Availability of Proxy Materials. This proxy is solicited on behalf of the Board of Directors of TravelCenters of America LLC. The undersigned shareholder of TravelCenters of America LLC, a Delaware limited liability company, or the company, hereby appoints Mark R. Young, Jennifer B. Clark and Barry M. Portnoy, or any of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the annual meeting of shareholders of the company to be held at 400 Centre Street, Newton, Massachusetts 02458 on May 13, 2010, at 9:30 a.m., local time, and any postponement or adjournment thereof, to cast on behalf of the undersigned all the votes that the undersigned is entitled to cast at the meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the notice of annual meeting of shareholders and of the accompanying proxy statement, each of which is incorporated herein by reference, and revokes any proxy heretofore given with respect to the meeting. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED ON THE REVERSE SIDE HEREOF. IF THIS PROXY IS EXECUTED, BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" THE NOMINEE FOR INDEPENDENT DIRECTOR IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3. ADDITIONALLY IF PERMITTED TO DO SO BY APPLICABLE LAW, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST BY THE PROXIES, IN THEIR DISCRETION, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. See reverse for voting instructions. M19827-P91146 Proxy TravelCenters of America LLC ANNUAL MEETING OF SHAREHOLDERS May 13, 2010 9:30 a.m. 400 Centre Street Newton, Massachusetts 02458 DIRECTIONS TO 400 CENTRE STREET, NEWTON, MA From the East Take the Massachusetts Turnpike (I-90) West to Exit 17 (Newton/Watertown). After exiting, stay in the middle lane and bear to your left (away from Watertown). Keep the Crowne Plaza  Hotel on your left at all times, crossing over I-90 and making a complete loop around it. After circling the Crowne Plaza Hotel, and passing straight through one set of traffic lights, move to the right lane and go through 2 more sets of traffic lights, taking a right onto Park Street. (You should be in the right lane marked "right lane must turn right" and will notice a large green sign marked "Brighton".) Take an immediate right onto Elmwood Street. Elmwood is a short street and the entrance to the parking lot at 400 Centre Street is at its end. From the West Take the Massachusetts Turnpike (I-90) West to Exit 17 (Newton/Watertown). After exiting and passing straight through one set of traffic lights, move to the right lane and go through 2 more sets of traffic lights, taking a right onto Park Street. (You should be in the lane marked "right lane must turn right" and will notice a large green sign marked "Brighton".) Take an immediate right onto Elmwood Street. Elmwood is a short street and the entrance to the parking lot at 400 Centre Street is at its end.

QuickLinks

INTRODUCTION
PROPOSAL 1 ELECTION OF ONE INDEPENDENT DIRECTOR
PROPOSAL 2 PROPOSAL TO AMEND OUR LIMITED LIABILITY COMPANY AGREEMENT TO CHANGE THE VOTE REQUIRED TO ELECT DIRECTORS IN UNCONTESTED ELECTIONS
PROPOSAL 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SOLICITATION OF PROXIES
DIRECTORS AND EXECUTIVE OFFICERS
BOARD OF DIRECTORS
BOARD COMMITTEES
COMMUNICATIONS WITH DIRECTORS
SELECTION OF CANDIDATES FOR DIRECTORS; SHAREHOLDER RECOMMENDATIONS, NOMINATIONS AND OTHER PROPOSALS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
COMPENSATION TABLES
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN BASED AWARDS FOR 2009 (Shares granted in 2009, including vested and unvested grants)
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END FOR 2009 (Shares granted in 2009 and prior years that have not yet vested)
STOCK VESTED FOR 2009 (Share grants which vested in 2009, including shares granted in prior years)
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
DIRECTOR COMPENSATION FOR 2009 (2009 compensation; all share grants to Directors vest at the time of grant)
AUDIT COMMITTEE REPORT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
RELATED PERSON TRANSACTIONS AND COMPANY REVIEW OF SUCH TRANSACTIONS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
OTHER MATTERS
IMPORTANT